Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT, IF PUBLICLY DISCLOSED.	EXECUTION COPY

GAME DEVELOPMENT, DISTRIBUTION AND SERVICES AGREEMENT

This GAME DEVELOPMENT, DISTRIBUTION AND SERVICES AGREEMENT (including all exhibits and schedules attached hereto, this “Agreement”), dated as of June 1, 2017 (the “Effective Date”), is entered into by and between IGT, a corporation organized and existing under the laws of the State of Nevada, with its principal place of business located at 6355 South Buffalo Drive, Las Vegas, Nevada (“Licensor”), and DoubleU Diamond LLC, a limited liability company organized and existing under the laws of the State of Delaware, with its principal place of business located in Seoul, Korea (“Licensee”). Each of Licensor and Licensee are sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, pursuant to that certain Purchase Agreement, dated as of April 17, 2017 (the “Purchase Agreement”), by and among International Game Technology, a Nevada corporation and the sole stockholder of Licensor (“Seller”), Licensee and the other parties thereto, Licensee purchased from Seller and Seller sold to Licensee all of Seller’s right, title and interest in and to the outstanding membership interests in DDI;

WHEREAS, in connection with the Purchase Agreement, Licensee and Seller have agreed upon the terms, conditions and procedures pursuant to which certain Social Online Games not owned by DDI will be licensed by Licensor to Licensee under this Agreement, and certain other provisions related to the rights and obligations of the Parties;

WHEREAS, subject to the terms and conditions of this Agreement, (i) Licensor is willing to grant to Licensee, and Licensee is willing to secure from Licensor, an exclusive license to distribute the Licensed Games, and (ii) Licensor is willing to provide the Managed Services in support of Licensee’s continued distribution of the Licensed Games, including the Existing Games hereunder; and

WHEREAS, the Purchase Agreement requires, as a condition to closing, that this Agreement be executed and delivered by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the Parties do hereby agree as follows:

1. DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings ascribed to them or referenced in Exhibit A.

2. STRUCTURE OF AGREEMENTS.

(a) Under the Purchase Agreement, Licensor conveys to Licensee the Social Gaming Business. Following the closing of the Purchase Agreement, DDI will be owned and operated by Licensee, and subject to the Purchase Agreement and Section 4(c), Licensor will cease distribution of Social Online Games.

(b) Licensor has and will continue to retain ownership of the Licensed Games, Licensor’s Casino Games in the Casino Game Catalog and the Licensor Server.

(c) This Agreement addresses certain rights and licenses between the parties, the selection of the Licensed Games and the license rights granted thereto, the Porting, and the Managed Services that Licensor agrees to provide to Licensee.

3. SELECTION AND MODIFICATION OF GAMES; MANAGED SERVICES; GOVERNANCE.

(a) Roadmap Games. During the Exclusive Term, Licensor will deliver to Licensee [***] Roadmap Games per year on a schedule to be mutually agreed upon by the Parties, but approximately [***] Roadmap Game per two-week period. Licensor shall not use the Tier of a game as a basis to delay or refuse delivery of any games selected by Licensee.

(b) Selected Games. During the Exclusive Term, the Parties will discuss in good faith Licensee’s requests for the Porting of additional Casino Games in Licensor’s Casino Game Catalog that have not been Ported as Roadmap Games, and the Licensor shall not unreasonably refuse any such requests made by the Licensee. For any such additional Casino Games that Licensor agrees to Port, the Ported version shall be deemed a “Selected Game” and shall be licensed to Licensee in accordance with the terms of this Agreement and any additional terms and conditions agreed upon in writing by the Parties in connection with such Selected Games. In each instance, Licensee shall determine, at its election, whether to (i) request that Licensor create the Social Online Game version of the Selected Game or (ii) create the Social Online Game version of the Selected Game for distribution on its Social Online Game environment using the game assets of the Selected Game, including the encrypted math, that Licensor delivers in accordance with the terms of this Agreement. Licensee shall notify Licensor of its decision, and if Licensee chooses to create the Social Online Game version of the Selected Game itself, then Licensor shall deliver the necessary game assets that the Licensee will need to do so. In either case, applicable Porting Fees shall apply.

(c) Source Code. Licensor shall deliver to Licensee each Licensed Game (whether an Existing Game, a Roadmap Game, a Selected Game or a Sequel), associated game assets, source code and applicable documentation (but excluding any game math) which are or shall become licensed and subject to all of the terms and conditions of this Agreement applicable to Licensed Games. Any source code provided by Licensor where game math has been excluded will nonetheless compile into an app that will be compatible with the Managed Services and associated game assets provided by Licensor to produce fully functioning games with performance comparable to such games distributed prior to the Effective Date.

(d) RTP Percentages. For each Existing Game, Licensor shall make available to Licensee all return to player percentages (“RTP Percentages”) that are available to the Existing Game as of the Effective Date and any other RTP Percentages that are available to the underlying Casino Game provided that Licensee reimburses Licensor for its costs and expenses for making such other RTP Percentages available and the delivery schedule for such RTP Percentages is mutually agreed. For each Licensed Game that is Ported on or after the Effective Date, Licensor shall make available to Licensee all of the RTP Percentages that are available to the underlying Casino Game, and Licensee shall not owe any separate payments, beyond any Porting Fees provided in Section 5(a) and Managed Service Fees provided in Section 5(b), to Licensor for its costs and expenses for making such RTP Percentages available. For purposes of calculating the number of Roadmap Games delivered under this Agreement, each Casino Game selected by Licensee shall be deemed a single Licensed Game regardless of the number of RTP Percentages provided therefor. Licensor shall enable Licensee to selectively receive, at its election, a different RTP Percentage for each spin request.

(e) Sequels. Licensee shall have the right to create Sequels from Licensed Games subject to the terms and conditions in this Section 3(e). Licensor shall designate each Licensed Game as a “Tier 1”, “Tier 2” or “Tier 3” game and will indicate the volatility of each Licensed Game as low (i.e., with a volatility index of 0 to 6.5), medium (i.e., with a volatility index of more than 6.5 to 9.5) or high (i.e., with a volatility index of more than 9.5). Exhibit B shows the Casino Game Catalog as of the Effective Date and designates each Casino Game as one of Tier 1, Tier 2 or Tier 3. Licensor shall indicate the volatility of each Licensed Game when Licensee selects a Licensed Game as a Roadmap or Selected Game. Licensor shall provide Licensee with an updated Casino Game Catalog at least every six (6) months during the Core Term. Throughout the Core Term, IGT will maintain an objective test criteria to categorize Licensed Games into the foregoing “Tiers.” For any Casino Game added to the Catalog (other than a Third Party-branded Casino Game, which Casino Game shall be deemed a Tier 1 Game) after the Effective Date, Licensor shall designate the Tier of the Casino Game based on the grade assigned to such Game when tested in Licensor’s testing program, which uses objective testing criteria for grading the performance of Casino Games (“Global Casino Test Bank Performance Program”). As of the Effective Date, pursuant to the Global Casino Test Bank Performance Program, the performance of each tested Casino Game is expressed as an index of the coin in, per unit, per day, compared to the zone average of each respective test location. (Section or floor averages as well as Theoretical Win/Day or Win/Day may alternatively be used depending on data availability.) Grades, “A,” “B,” and “C” are assigned based on the Index, and these grades correspond to “Tier 1”, “Tier 2,” or “Tier 3”, respectively:

Index to Average	Grade	Game Tier
120 and above	A	Tier 1
100 to 119	B	Tier 2
80 and below	C	Tier 3

(i) For any Licensed Game identified as a “Tier 1” game, Licensee must obtain Licensor’s prior written consent to create a Sequel.

(ii) For any Licensed Game identified as a “Tier 2” game, Licensee may create a Sequel without Licensor’s prior written consent; provided that the Sequel utilizes game math providing the same level of volatility used by Licensor for the underlying Casino Game.

(iii) For any Licensed Game identified as a “Tier 3” game, Licensee may create the Sequel without Licensor’s prior written consent.

(iv) All Sequels shall be deemed Licensed Games and shall be subject to the payment of License Fees and Porting Fees, if any. Any Sequel created by Licensee using game assets Ported by Licensor shall not count as an additional Licensed Game for purposes of counting Roadmap Games delivered to Licensee.

(f) Other Modifications. Except as expressly provided in Section 3(e), and this Section 3(f), Licensee shall not modify any Licensed Game in Tier 1 or Tier 2 (or any element thereof) or create any other game copying the primary content or prominent artistic elements of a Licensed Game, without the prior written consent of Licensor; provided that Licensor shall consider Licensee’s requests for modifications in good faith. Licensee shall have the right to make, without Licensor’s consent, modifications to Licensed Games that do not affect the game play of a Licensed Game or any other parts of the Licensed Game that are visible or audible to the End User while the End User plays the Licensed Game. Notwithstanding anything to the contrary in this Agreement, Licensee may modify any part of its own proprietary materials, apps or programs used to distribute the Licensed Games hereunder, including the “wrapper” and any social features distributed in connection with the distribution of the Licensed Games.

(g) Managed Services. Promptly following the Effective Date and during the Managed Services Term, Licensor will provide to Licensee the Managed Services in accordance with the terms of Exhibit C.

(h) Porting. During the Core Term, the Licensor shall Port the Casino Games in accordance with the terms of Exhibit C, which may be updated by the Parties in writing upon mutual agreement from time to time.

(i) Governance.

(i) Relationship Managers. For as long as any amounts remain payable pursuant to this Agreement, the Parties will each designate a relationship manager who will be primarily responsible for such Party’s activities and obligations under this Agreement. Each Party may replace such Party’s relationship manager at any time with notice to the other Party.

(ii) Meetings. During the Core Term, the Parties (including the relationship managers) will meet (in person or telephonically) on a quarterly basis to address key issues, including development of a “roadmap” for distribution of Casino Games as Social Online Games, the selection of and delivery schedule for the Roadmap Games and Selected Games, technical issues related to Managed Services, Porting, the technology licensed pursuant to this Agreement, marketing of Licensed Games and overall performance of Licensed Games. Licensor shall agree to Licensee’s selection of Roadmap Games regardless of the composition of Tier 1, Tier 2 or Tier 3 games within each twenty-six (26) Roadmap Game group.

(iii) Governance Guide. Within ninety (90) days after the Effective Date, the Parties will work together to develop and finalize in a written guide the additional processes for managing the relationship between, and facilitating the continued alignment of, the Parties under this Agreement.

(j) Source Code Escrow.

(i) Within thirty (30) days after the Effective Date, Licensor shall enter into an escrow agreement (an “Escrow Agreement”) with a mutually satisfactory Third Party source code escrow agent (“Escrow Agent”) and shall deposit with such Escrow Agent, at Licensor’s expense, the Licensor Server or other software owned by Licensor or its Affiliates, the use of which is necessary for Licensor to provide the Managed Services with respect to Licensed Games in eye-readable form and in such form that they can be compiled or interpreted into equivalent object code (“Source Code”), along with all documentation related thereto and all documentation about any third party products or services that were necessary for Prior DDI Group Companies to operate the Licensor Server and distribute the Existing Games (collectively, “Deposited Materials”). The Deposited Materials shall be current as of the applicable Effective Date and kept current with updates to be provided at reasonable intervals as software versions change, but not less than every twelve (12) months during the Core Term. Upon the occurrence of one of the following conditions (each a “Release Event”), the Escrow Agent shall be authorized to release the Deposited Materials to Licensee:

(A) Licensor (i) expressly refuses to provide or (ii) discontinues providing for a period of more than thirty (30) days the Managed Services or meet its support or maintenance obligations in accordance with the terms of the Agreement, in the case of (ii) after its receipt of written notice thereof from Licensee;

(B) Licensor is in material breach of its obligations to provide the Managed Services (if any) and meet its support obligations hereunder and has failed to remedy such default within thirty (30) days of its receipt of notice thereof from Licensee; provided, however, that if Licensor materially breaches more than two (2) times in any consecutive twelve (12) month period during the Term, regardless of whether Licensor cures, Licensee may immediately treat the next or any later material breach as a Release Event.

(C) The failure of Licensor to renew the Escrow Agreement prior to its expiration, or failure to designate a successor escrow agent and arrange for the transfer of the Deposited Materials thereto prior to the expiration or termination of the Escrow Agreement, and such failure continues for thirty (30) days after written notice of such failure from Licensee; or

(D) The existence of any one or more of the following circumstances, not withdrawn for more than ninety (90) days: entry of an order for relief under Title 11 of the United States Code; the making by Licensor of a general assignment for the benefit of creditors; the appointment of a general receiver or trustee in Licensor’s business or property; or action by Licensor under any state insolvency or similar law for the purpose of its bankruptcy, financial reorganization, or liquidation.

(ii) Licensor represents, warrants, and covenants that the Deposited Materials are and shall be sufficient, including applicable documentation, for trained computer programmers of general proficiency to maintain and support the Licensed Games and the Licensor Server without further assistance from Licensor.

(iii) Licensor hereby grants Licensee a perpetual license to use the Deposited Materials and modify them solely as necessary to obtain the benefits contemplated under this Agreement; provided such license right shall not be exercised unless and until a Release Event has occurred. Licensor agrees that Licensee shall have all of the benefits of a licensee as set forth in 11 U.S.C. §365(n), with respect to all licenses granted under this Agreement.

(iv) Notwithstanding any provision in this Agreement to the contrary, in the event that Licensee receives the Deposited Materials, Licensee may only disclose the Deposited Materials on an as-needed basis. No third parties, including contractors, may have any access to, viewing of, or possession of the Deposited Materials unless such third parties, that are not competitors to Licensor, shall have entered into confidentiality agreements with Licensee on terms no less restrictive than those set forth herein. All Deposited Materials, as delivered or modified, shall constitute the Confidential Information of Licensor. Licensee shall be liable to Licensor for any breaches of the license granted in this Section by any of its employees, agents or others to whom Licensee grants access to the Deposited Materials, whether properly or improperly. If the Release Event is cured or ceases and Licensee desires for Licensor to continue providing the Managed Services and meet its support or maintenance obligations under the Agreement, then the foregoing license shall immediately terminate and Licensee shall return the Deposited Materials and all copies thereof to Licensor. If Licensee does not return such Deposited Materials and all copies thereof to Licensor in accordance with the foregoing sentence, Licensor’s obligations to provide the Managed Services and meet its support or maintenance obligations under this Agreement shall immediately cease and Licensor’s failure to provide such Managed Services or meet its support or maintenance obligations thereafter shall not be deemed a breach of this Agreement.

(v) Notwithstanding any provision in this Agreement or termination thereof, Licensor shall maintain the Escrow Agreement and the Deposited Materials in accordance with this Agreement as long as Licensee holds a License to a Licensed Game, the operation of which requires that Licensor provide the Managed Services hereunder.

4. LICENSED GAMES; COVENANT NOT TO SUE; LICENSEE GAMES.

(a) Licenses.

(i) Generally. Subject to the terms and conditions of this Agreement, including the payment of the License Fees, Licensor hereby grants to Licensee, and Licensee hereby accepts, a world-wide, non-transferable (except as expressly permitted herein) and non-sublicensable (except as expressly permitted in Section 4(e) and Section 4(f), below) right and license to use, reproduce, and display, and, in accordance with Section 3(e) and Section 3(f), create derivative works including Sequels of, each Licensed Game, during the applicable License Term solely for the purpose of: (A) licensing and distributing such Licensed Game to End Users through the Distribution Channels under an End User License Agreement; (B) marketing and advertising the availability of such Licensed Game solely as permitted hereunder; (C) modifying the source code of such Licensed Game to create modified versions of Licensed Games solely in accordance with the terms of this Agreement; and (D) making Sequels as solely as permitted hereunder.

(ii) Third Party Licensed Games. Licensee will at all times comply with all terms and conditions applicable from time to time to the use and distribution of Third Party Licensed Games as required by the Third Party licensors of the Third Party Material used in the Third Party Licensed Games. Licensor will provide written instructions regarding such applicable terms and conditions. Licensee’s rights to distribute each Third Party Licensed Game and advertise and market the availability of each such Third Party Licensed Game in accordance with Section 4(a)(i) is subject to ongoing compliance with these terms and conditions. If, at any time during the Term, Licensor does not have adequate rights to Third Party Materials to make a Third Party Licensed Game available for license hereunder, or if Licensor’s license to applicable Third Party Material expires or terminates, then any License to such Third Party Licensed Game will not be available to Licensee pursuant to this Agreement, or if previously granted shall immediately terminate upon Licensee’s receipt of written notice of such termination from Licensor, and Licensee will thereafter cease use of the terminated Third Party Licensed Game or make any reference to it; provided, however, if Licensee requests a Social Online Game version of a Casino Game that is not available due to the foregoing, Licensor shall, upon Licensee’s request and at Licensee’s costs, use reasonable efforts to obtain required rights or consents from the applicable Third Party licensor(s) on the best financial and least restrictive terms reasonably available for Social Online Games. Without limiting the foregoing, with respect to any license to applicable Third Party Material that expires or terminates during the Term, Licensor shall, upon Licensee’s request and at Licensee’s costs, seek an extension or renewal of such license to enable Licensee to distribute the applicable Third Party Licensed Games in accordance with the terms of this Agreement. Licensor shall have the sole right to participate in all discussions with Third Party licensors regarding the inclusion of their Third Party Materials in any Third Party Licensed Game. In addition, during the License Term applicable to a Third Party Licensed Game, Licensee shall not contact any such Third Party licensors regarding such Third Party Licensed Game, except through Licensor, or directly or indirectly interact with Licensor’s suppliers regarding Third Party Material without Licensor’s prior written consent. Nothing in this Agreement shall prevent Licensee or its Affiliates from licensing, distributing, marketing or advertising any games which are not Licensed Games or Third Party Licensed Games that are terminated pursuant to Section 4(d) or this Section. Licensee shall not pay to Licensor any royalty fees for games which are not Licensed Games or that have been terminated pursuant to Section 4(d). In the event that Licensor loses the right to a Roadmap Game or Selected Game that is a Third Party Licensed Game, Licensor will promptly replace such Roadmap Game or Selected Game with another Social Online Game, if at all possible, of the same Tier. Licensee shall also be entitled to a one-time compensation fee, if any, for each such terminated Third Party Licensed Game equal to the difference between the License Fees due and paid to Licensor for such terminated game during the twelve (12) months immediately prior to such termination and the License Fees due and paid to Licensor for the twelve (12) month period immediately after such termination associated with such replacement game. Licensor shall pay to Licensee such one-time compensation fee within thirty (30) days of Licensee paying the last License Fees due and associated with each such terminated and replacement game as necessary to calculate such one-time compensation fee. This Section 4(a)(ii) states Licensee’s sole and exclusive remedy, and Licensor’s sole and exclusive liability, for any terminated Third Party Licensed Games; provided that nothing in this Section 4(a)(ii) shall limit any remedy available to Licensee under the Purchase Agreement or in the event a Third Party Licensed Game license is terminated because of an intentional breach by Licensor.

(b) End User License Agreement. Licensee shall require each End User accessing a Licensed Game through a Distribution Channel to agree to the terms of an End User License Agreement. Licensee shall ensure that any such End User License Agreement (i) prohibits any End User from (A) using the Licensed Games other than in object code form (or the form in which the Licensed Game is normally distributed) for the End User’s individual enjoyment in accordance with the Documentation, (B) copying the Licensed Games (other than as permitted in connection with the End User’s use of the Licensed Games on the applicable Licensed Platform), and (C) decompiling, disassembling, or reverse engineering the Licensed Games; and (ii) is not less restrictive relative to End Users rights than the terms of Licensor’s end user license agreement, a current version of which is attached hereto as Exhibit D.

(c) Exclusivity.

(i) Licensee’s Licenses shall be exclusive, perpetual and irrevocable (except to the extent provided under Sections 4(a)(ii) and 11(c)) in the field of Social Online Games with respect to all Existing Games and all Licensed Games, as well as all Improvements, licensed to Licensee at any time before the end of the third Exclusive Year. “Exclusive Year” means a duration, during the Core Term, of: (A) one (1) year following the Effective Date; (B) one (1) year following the first Exclusive Year; (C) one (1) year following the second Exclusive Year; or (D) from and after the end of the third Exclusive Year, if the Exclusive Condition is met at the end of an Exclusive Year, one year (1) thereafter; provided that if Licensor has not delivered to Licensee twenty six (26) Roadmap Games in any such one year period and such failure to deliver is not caused by an act or omission of Licensee, then such Exclusive Year shall be extended until the date that the [***] Roadmap Game for such Exclusive Year is delivered to Licensee.

(ii) In addition, after the third Exclusive Year, provided that the Exclusivity Condition is met as of the end of the third Exclusive Year, Licensee’s Licenses shall be exclusive, perpetual and irrevocable in the field of Social Online Games with respect to all Licensed Games licensed to Licensee during the fourth Exclusive Year. In the fourth Exclusive Year and for the remainder of the Core Term, provided that the Exclusivity Condition is met as of the end of the current Exclusive Year, Licensee’s Licenses shall be exclusive, perpetual and irrevocable in the field of Social Online Games with respect to all Licensed Games licensed to Licensee during the next Exclusive Year.

(iii) Notwithstanding anything to the contrary contained herein, if the Exclusivity Condition is not met at the end of an Exclusive Year when measured (such date on which the Exclusivity Condition is not met, the “Exclusivity Expiration Date”), Licensee shall lose the right to obtain an exclusive license to any additional Licensed Games for the remainder of the Term.

(iv) Beginning on the Exclusivity Expiration Date and continuing for the remainder of the Term:

(A) Licensee shall retain exclusivity for the Existing and Licensed Games it has licensed prior to such Exclusivity Expiration Date.

(B) Licensor shall no longer be obligated to provide new Roadmap Games or Selected Games.

(C) Licensor shall consider, in good faith and on a case-by-case basis, any request by Licensee to Port a Casino Game for Licensee’s non-exclusive distribution as a Licensed Game. Licensee shall pay Licensor, as an advance against License Fees, an amount equal to the sum of Licensor’s actual costs, including any minimum guarantee or advance payments paid or payable by Licensor to a Third Party for Third Party Material used in such Licensed Game, that are allocable on a pro-rata basis to the Licensed Game, and Licensor’s costs and expenses to Port such Licensed Game (all of such costs and expenses for Porting Services shall be considered a prepayment of License Fees for the Licensed Game). Any such Licensed Game shall be subject to Licensee’s payment of License Fees as set forth in Section 5.

(v) Except with respect to Licensor’s existing contractual commitments with the parties set forth in Exhibit E (and provided that Licensor shall not extend or modify the list or duration of Social Online Games subject to the existing contractual commitments with the parties on Exhibit E without prior written consent of Licensee) and any express exceptions set forth in this Section 4(c), during the Exclusive Term, Licensor will not itself exercise, nor directly or indirectly grant to any Third Party, the rights to distribute any Casino Game from the Casino Game Catalog through the Distribution Channels. Notwithstanding the foregoing, Licensor shall be permitted to license any new Third Party Social Online Game provided that Licensor shall provide Licensee the first right to license such Third Party Social Online Game provided further that (A) if Licensee fails to notify Licensor of its election to distribute such Third Party Social Online Game via the Distribution Channels (as a Roadmap Game or Selected Game and in accordance with Section 4(a)(ii)) within sixty (60) days of Licensee’s receipt of written notice from Licensor that such Third Party Social Online Game is available to Licensee for distribution hereunder, or (B) if Licensee discontinues such distribution or does not pay License Fees for such Third Party Social Online Game hereunder when due (subject to the cure period of Section 14(c)(ii)), then Licensee shall no longer have an exclusive license to such Third Party Social Online Game, and Licensor shall be free to distribute it via the Distribution Channels or license it to a Third Party for such purpose; provided, that, for the avoidance of doubt, any Sequel or derivation of such Third Party Social Game shall be deemed a new Casino Game (and, once licensed, a Licensed Game) and shall be subject to exclusivity and the compensation provisions set forth in this Agreement.

(vi) Nothing in this Agreement prevents Licensor from: (A) granting any other licenses for the use of Licensor’s Casino Games or from utilizing Licensor’s Casino Games in any manner other than for Social Online Games; (B) granting any licenses for the use of any Licensed Game to a government authorized lottery operator for use and play by such government authorized lottery operator’s end users; (C) granting any licenses to development or maintenance subcontractors to assist in providing Managed Services, Porting, technology integration, support for, or preparation of Sequels of, Social Online Games; (D) granting any licenses or rights under any of Licensor’s inventions or patents to any Third Party; or (E) granting a license to any of Licensor’s Casino Games to any Third Party on a limited time basis and for the exclusive purpose of market testing such Casino Games.

(d) Term of Each License. Unless terminated earlier in accordance with the provisions of this Agreement, including under Section 4(a)(ii), the term of each License to a Licensed Game will commence on the date that the applicable Licensed Game is ready to be launched through a Distribution Channel and will continue in perpetuity (each, a “License Term”). Upon the termination of any License by Licensor in accordance with Section 4(a)(ii), Licensee immediately will remove or cause to be removed the applicable Licensed Game from the Distribution Channels and shall cease making any reference to such game. Upon the termination of any License by Licensor in accordance with Section 11(c), Licensee immediately will remove or cause to be removed the applicable Licensed Game from the Distribution Channels of the applicable jurisdiction and shall cease making any reference to such game in the applicable jurisdiction.

(e) Distribution Channels. Subject to the terms and conditions herein, Licensee may sublicense the rights granted under Section 4(a)(i) to its Affiliates and Authorized Distributors solely to the extent necessary for such Affiliates and Authorized Distributors to distribute Licensed Games to End Users through the Distribution Channels under an End User License Agreement and subject to the requirements in Section 4(c). Licensee will be responsible for the operations of any Affiliate or Authorized Distributor relevant to this Agreement as if such operations were carried out by Licensee itself. Under no circumstances will any sublicense include the right to grant further sublicenses.

(f) Sublicenses. Except as expressly set forth in Section 4(e), Licensee will not be entitled to sublicense any of its rights under this Agreement. Any permitted sublicense granted by Licensee under this Agreement, including the agreements with its Affiliates and Authorized Distributors, will provide for termination upon termination of Licensee’s license right as to a Licensed Game as provided in this Agreement (e.g., a Third Party Licensed Game pursuant to Section 4(a)(ii)). The form of any such sublicense agreement will be consistent with the applicable provisions of this Agreement, including by requiring sublicensees to comply with requirements at least as restrictive as those set forth in Section 11. In addition, any such sublicense agreement will prohibit sublicensees from (i) using any Licensed Games other than in object code form (or the form normally used to distribute the Licensed Game) to distribute to End Users for their individual enjoyment in accordance with the Documentation, (ii) copying the Licensed Games (other than as necessary to distribute the Licensed Games to End Users for use on the applicable Licensed Platform), and (iii) decompiling, disassembling, or reverse engineering the Licensed Games. Except as expressly permitted in this Section 4, sublicense agreements will not include the right to grant any further sublicenses. If breach of such sublicense occurs, then Licensee will take prompt corrective action to remedy the breach and obtain all other appropriate relief and will, in addition, notify Licensor of the breach and the corrective action taken. The execution of these duties by Licensee will not preclude Licensor from also taking corrective action. If Licensor or Licensee elects to take such corrective action, the other party will cooperate in any proceeding against any sublicensee alleging breach of the sublicense. Licensee’s foregoing obligations to enforce sublicenses as necessary to protect the interest of Licensor will survive expiration or termination of this Agreement.

(g) Restrictions; Reservation of Rights. The Licenses granted herein are subject to payment of the License Fees and compliance with the conditions and restrictions set forth in this Agreement. Licensee agrees that it will not, and will not authorize any other party to, use the Licensed Games in any manner other than as expressly permitted herein. Without limiting the generality of the foregoing, except as expressly permitted herein and except for the Licenses granted in this Section 4, Licensee will not and will not permit any other party to: (i) access the Licensed Games; (ii) modify, adapt, alter or translate the Licensed Games; (iii) sublicense, lease, rent, loan, distribute, or otherwise transfer the Licensed Games to any Third Party; (iv) reverse engineer, decompile, disassemble, or otherwise derive or determine or attempt to derive or determine the source code (or the underlying ideas, algorithms, structure or organization) of the Licensed Games; (v) use or copy any portion of the Licensed Games; (vi) disclose or transmit any data contained in the Licensed Games; or (vii) alter game play elements of the Licensed Games (including mathematical models). Except as expressly set forth herein and except for the Licenses granted in this Section 4, no express or implied license or right of any kind is granted to Licensee regarding the Licensed Games, or any part thereof, including any right to obtain possession of any source code, data or other technical material relating to the Licensed Games. Except for the Licenses granted in this Section 4, Licensor reserves all rights for itself and Third Party licensors in and to the Licensed Games.

(h) Covenant Not to Sue. On its own behalf and on behalf of its current Affiliates and their respective successors and assigns, Licensor hereby waives and agrees not to assert against Licensee, or any of Licensee’s Affiliates, successors or assigns, or any Licensee End Users or Authorized Distributors, (i) any patent rights with a priority date on or before the Effective Date that are owned or controlled by Licensor or any of its Affiliates as of the Effective Date and are necessary for Licensee to operate the Social Gaming Business that it acquired from Licensor and other sellers under the Purchase Agreement solely for the Licensed Games, provided that such patent rights are being used solely for such purpose; and (ii) during Term, any patent rights that are owned or controlled by Licensor that are used to distribute, market, advertise, play and otherwise exploit the Existing Games and Licensed Games in accordance with the terms of this Agreement, provided that such patent rights are being used solely for such purpose.

(i) Licensee Games. During the Exclusive Term, if Licensee or any of its Affiliates seeks to make available (either directly or through a license or similar arrangement with any Third Party) any of Licensee’s or Affiliate’s games (each, a “Licensee Game”) in any real money slot machine business, regardless of the distribution channel (including, without limitation, real money interactive-gaming or land-based gaming) (collectively, the “Real Money Slots Gaming Business”), Licensee first shall notify Licensor and then enter into good faith discussions with Licensor (or an Affiliate of Licensor designated by Licensor) for not less than ninety (90) days to agree on a mutually acceptable license or other arrangement granting Licensor and/or any of its Affiliates the exclusive (including as to Licensee itself) right to use such Licensee Games in the Real Money Slots Gaming Business for the balance of the Exclusive Term. Without limiting the foregoing, during the Exclusive Term, prior to entering into any arrangement allowing a Third Party to use any Licensee Game in the Real Money Slots Gaming Business, Licensee or its applicable Affiliate shall offer to enter into such license or similar arrangement with Licensor or an Affiliate of Licensor designated by Licensor on substantially the same terms and conditions. For the avoidance of doubt, nothing in this Section 4(i) shall prohibit Licensee or its Affiliates from acquiring any Person that is engaged in the Real Money Slots Gaming Business (such Person, a “Gaming Competitor”), provided that (i) neither Licensee nor any Affiliate of Licensee distributes any Licensee Games, including Licensed Games, to or through such Gaming Competitor and does not otherwise provide access or any sublicense to any Licensed Games to such Gaming Competitor, in which case the first two sentences of this Section 4(i) shall be inapplicable to the acquisition of such Gaming Competitor, and (ii) Licensee and its Affiliates shall use good faith efforts to ensure that none of Licensor’s source code and other proprietary information derived therefrom is provided to any such acquired Gaming Competitor or its employees.

5. COMPENSATION.

(a) Porting Fee. Subject to Licensee’s satisfaction of the Minimum Guarantee payments and except as expressly set forth herein, no Porting Fee or other Fee will be charged for the Porting of Roadmap Games; the fees for such Roadmap Games will be limited to License Fees, calculated in accordance with Section 5(c). For the Porting of any Selected Games by Licensor, Licensee will pay to Licensor a Porting fee in an amount sufficient to reimburse Licensor for such services on a time and material basis at customary rates for similar services in the industry, which Licensee shall have the right to approve in advance (the “Porting Fee”).

(b) Managed Service Fees. Licensee shall pay Licensor the Managed Service Fees in connection with Licensor’s operation of the Licensor Server during the Term. “Managed Service Fees” are anticipated to be approximately [*****] per year, which are Licensor’s personnel costs associated with managing the Licensor Server (provided that to the extent Licensor’s personnel are not solely dedicated to managing the Licensor Server, such costs shall be allocated on a pro-rata basis for the proportion of the Licensor’s personnel’s services applicable to the Managed Services provided to Licensee). Licensee shall continue to contract directly with and pay the Third Party Vendors (including Couchbase and Amazon Web Services, or such other hosting provider as mutually agreed upon by the Parties) required to host and manage the Licensor Server on Licensor’s behalf in a manner that provides Licensor sole and complete operational control and access over the hosted Licensor Server. Managed Service Fees shall be paid on a monthly basis (i.e., 1/12 of the annual Managed Service Fees to be paid monthly).

(c) License Fees. During the Term, Licensee will pay to Licensor royalty fees equal to:

(i) [*****] on Net Sales of any Licensed Game that is not a Third Party Licensed Game; and

(ii) [*****] on Net Sales of any Third Party Licensed Game or such higher percent on Net Sales as may equal the aggregate fees owed to a Third Party licensor in connection with such Third Party Licensed Game (where such aggregate fees shall include any advances owed to such Third Party licensor in connection with the Third Party Licensed Game).

All such royalty fees to be referred to herein as the “License Fees.”

(d) Minimum Guarantee. Each Exclusive Year during the Exclusive Term, Licensee will pay to Licensor the following aggregate minimum amount of License Fees (excluding any Porting Fee) (“Minimum Guarantee”): (i) for the first Exclusive Year of the Exclusive Term, [*****]; and (ii) for each Exclusive Year thereafter during the Exclusive Term, [*****] of the License Fees paid or payable to Licensor for the preceding year.

(e) Statements. On or before the thirtieth (30th) day following the end of each calendar month during the Term, Licensee will furnish to Licensor a reasonably complete and accurate statement of sales of each Licensed Game for such month, on Licensor’s then-current royalty reporting form, the current version of which is attached hereto as Exhibit F.

(f) Payment Terms; Annual True-Up.

(i) All License Fees are due on the thirtieth (30th) day following the completion of the calendar month in which earned, and payment will be made by the electronic method specified on, and in accordance with the terms of, Exhibit G attached hereto. The receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement, or of any License Fees paid hereunder (or the cashing of any checks paid hereunder) will not preclude Licensor from reasonably questioning the correctness thereof at any time within three (3) years after the expiration or termination of this Agreement. Managed Service Fees and Porting Fees (if any) are due within thirty (30) days of Licensee’s receipt of the applicable invoice for the Managed Service Fees and Porting work actually performed or Porting expenses actually incurred.

(ii) In the event that the License Fees payable by Licensee in any Exclusive Year during the Exclusive Term (disregarding the then-applicable Minimum Guarantee) is less than the then-applicable Minimum Guarantee (the amount of such difference, an “Annual Payment Shortfall Amount”), Licensee shall pay to Licensor the Annual Payment Shortfall Amount concurrent with, and in addition to, the License Fees payable by Licensee to Licensor for the final month during such Exclusive Year.

(iii) Licensee shall pay interest on any overdue payment hereunder, commencing on the day after the end of the appropriate payment at an annual rate of two (2) percentage points higher than the prime interest rate as quoted by the head office of Citibank N.A., New York (or any successor), at the close of banking on such date, or on the first Business Day thereafter if such date falls on a non-Business Day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

(g) License Fee Credit. During the Exclusive Term, if Licensor fails to deliver Roadmap Games to Licensee in accordance with Section 3(a), License Fee credits shall apply as follows:

(i) First Year. The annual License Fee credit for June 1, 2017 through May 31, 2018 (“First Year”) shall be measured and calculated for two separate measurement periods, for the period from June 1, 2017 through December 31, 2017 (“Segment 1”) and for the period from January 1, 2018 through May 31, 2018 (“Segment 2”). Except as provided in Section 5(g)(i)(B), the total possible License Fee credit for Segments 1 and 2 (each, a “Segment”) together shall be [******************].

(A) If Licensor fails to deliver to Licensee at least five (5) Roadmap Games on or prior to August 31, 2017, then Licensor shall grant Licensee a License Fee credit at the end of each Segment, in an amount that equals A * B, where:

[****************************************]

(iii) End of Exclusive Term. If the Exclusivity Expiration Date is not May 31, then on the Exclusivity Expiration Date, Licensor shall grant Licensee a pro rata License Fee credit for the period between the most recent June 1 and the Exclusivity Expiration Date, inclusive, in an amount that equals A * B, where:

(A) A = the License Fees paid or payable by Licensee that were incurred between the second most recent June 1 and the date that is one year before the Exclusivity Expiration Date, inclusive for Roadmap Games that Licensor delivered to Licensee during such period; provided that if Licensor did not deliver X number of Roadmap Games during such period, then A = the License Fees paid or payable by Licensee that were incurred during such period for the X number of most recently delivered Roadmap Games and to the extent less than X number of Roadmap Games have been delivered, the most recently delivered or ported Existing Games prior to the Effective Date;

(B) B = (X – the number of Roadmap Games delivered between the most recent June 1 and the Exclusivity Expiration Date, inclusive) / X; and

(C) X = Y rounded off to the nearest integer

(D) Y = 26 * (the number of days between the most recent June 1 and the Exclusivity Expiration Date, inclusive) / 365.

(iv) The License Fee credit shall be applied towards future License Fees payable hereunder (i.e., the License Fee credit amounts shall be deducted from future License Fees).

(h) Taxes.

(i) To the extent required by law, Licensee shall have the right to deduct or withhold from payments payable to Licensor hereunder any required withholding taxes in accordance with such laws and Licensor shall forward such deducted and withheld amounts to the relevant Governmental Authority, provided that the following conditions are met: (A) the respective tax is an income tax and not any consumption tax, use tax, sales tax or other tax; (B) Licensor is liable for such taxes under applicable law; (C) Licensee is required by applicable Law to withhold the tax from payments due to Licensor and to forward such tax to the relevant Governmental Authority; (D) Licensee furnishes Licensor with appropriate official tax receipts, certificates or other documentation certifying the payment of such withholding taxes to the relevant Governmental Authority as soon as practicable following such deduction or withholding; and (E) Licensee complies with the certification requirements set forth in clause (ii), below. If taxes are required to be withheld, Licensee shall give notice to that effect to Licensor, without undue delay, at the latest five (5) Business Days before the payment is made, make the required withholding, and make timely payment of the amount withheld to the relevant Governmental Authority. All taxes so withheld shall be paid before penalties attached thereto or interest accrued thereon. If any such penalties or interest nonetheless become due, Licensee shall make prompt payment thereof to the relevant Governmental Authority. Licensor shall take such actions as permitted under applicable law to obtain an exemption or reduction of withholding taxes on any payments hereunder and, if a reduced withholding rate is available under applicable law (including under an applicable income tax treaty), Licensee shall report or deduct such withholding taxes from the payment hereunder to Licensor at such reduced rate (including, but not limited to, a zero rate of tax).

(ii) The Parties shall cooperate in good faith to minimize any potential deduction and withholding of any taxes (and to maximize any potential tax credit available) with respect to any amount payable hereunder and, in this regard, Licensee shall, from time to time upon the reasonable advance request of Licensor, furnish to Licensor any form or other documentation that may be necessary to establish any available exemption from, or reduction in the rate of, any withholding or deduction of any taxes imposed by any taxing authority from any amount payable to Licensor pursuant to this Agreement.

(i) Licensor Recording Obligations. For any country(ies) for which applicable Law requires Licensor to record any License granted to Licensee herein, Licensee will provide Licensor with, and will execute, all necessary documents, assignments, signatures, data, etc. which Licensor may request for the purpose of recording such License, and Licensee will reimburse Licensor for any and all costs, fees and expenses arising directly or indirectly from Licensor’s satisfaction of its recording obligations.

6. GOODWILL.

(a) Licensee acknowledges the great value of the goodwill associated with the Licensed Games, and acknowledges that, apart for the Licenses granted herein, the Licensed Games and all rights therein, including goodwill pertaining thereto, belong exclusively to Licensor.

(b) Licensee will not (i) misuse any Licensed Game or deliberately market or present a game in such a manner as to bring any Licensed Game into disrepute; (ii) use or authorize the use of any asset that contains or incorporates any artwork, other representation, name or mark that is confusingly similar to, or that disparages any Licensed Game (or any element thereof); (iii) use, or authorize the use of, any Licensed Game in connection with the promotion, provision or endorsement of any products, services, forums, or activities that are illegal (in any territory in which such Licensed Game is used); are defamatory or demean, ridicule or attack individuals on the basis of age, color, national origin, race, ethnicity, religion, gender, sexual orientation or disability; are pornographic, lewd or obscene; include intense violence; are harmful to children; promote or endorse illegal drug use; or promote or endorse tobacco or alcoholic beverages; or (iv) use any Licensed Game in any manner that Licensor reasonably believes could jeopardize any gaming license or permit of Licensor or its Affiliates. Licensor shall notify Licensee in writing if Licensor reasonably believes Licensee is in violation of this Section 6(b) and Licensee shall take immediate and meaningful reasonable steps to stop the violation.

(c) Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder may cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor’s copyrights in or trademarks relating to a Licensed Game, thereby entitling Licensor to equitable remedies, costs and reasonable attorney’s fees.

7. INTELLECTUAL PROPERTY RIGHTS.

(a) Licensed Games, Licensor Server and Licensor’s Intellectual Property Rights.

(i) Licensed Games and Licensor Server. As between Licensor and Licensee, all right, title and interest in, to or that claims or covers the Licensed Games or the Licensor Server, including all patents, inventions, utility models, copyright, trademarks, rights in passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered, and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), whether vested, contingent or future, all performers’ property rights and all rights of actions and all other rights of whatever nature whether now known or in the future created in, to or that claim or cover the Licensed Games and the Licensor Server, except for any rights that are expressly granted to Licensee in this Agreement, are (A) as to the Licensor Server and Existing Games as set forth in the Purchase Agreement and (B) as to the Licensed Games and any modifications made to the Licensor Server by Licensor after the Effective Date, are and shall be owned exclusively by Licensor, together with the goodwill attaching to that part of the business in connection with which the applicable trademarks are used. The Licensed Games at the Effective Date of this Agreement are set forth in Exhibit H.

(ii) Improvements. To the extent any Improvements are made to the Licensed Games in accordance with Section 3 of this Agreement, such Improvements and all Intellectual Property Rights therein, shall be owned solely by Licensor. To the extent Licensee has or acquires any ownership interest in the Improvements or any Intellectual Property Rights therein, Licensee hereby assigns to Licensor all of its right, title, and interest in and to such Improvements. Licensor hereby grants Licensee the right to make Improvements to the Licensed Games, which shall then become licensed pursuant to the terms applicable to the Licensed Game so improved pursuant to this Agreement.

(iii) Reservation of Rights. Licensee covenants and agrees that this Agreement will be deemed a license, not a transfer, of Licensor’s rights in the Licensed Games and the Licensor Server, and that Licensee will have no interest in or claim to the Licensed Games, the Licensor Server or to any of the Intellectual Property Rights associated therewith, except to the extent of the Licenses, covenants and other rights expressly granted pursuant and subject to the terms and conditions of this Agreement. No rights are granted to utilize or access the Licensed Games or the Licensor Server, or any other Intellectual Property Rights of Licensor except for the purpose of Licenses granted herein and except as expressly permitted by this Agreement.

(b) Licensee’s Proprietary Materials. Licensor acknowledges that it claims no ownership in, and as between Licensee and Licensor, Licensee exclusively owns all right, title and interest in, including all Intellectual Property Rights (i) that DDI owned as of the closing date of the Purchase Agreement, including in the DoubleDown Casino app; (ii) in the software code and applications developed by or for Licensee in connection with Licensee’s platform used for the distribution of the Licensed Games; (iii) that were generated from DDI’s distribution and operation of the Existing Games and DDI-owned Social Online Games prior to the Effective Date; and (iv) that are generated from Licensee’s distribution and operation of the Licensed Games, including, for both (iii) and (iv), all End User Data, End User information and billing databases related thereto.

(c) Licensee Cooperation. Licensee shall execute, and provide Licensor with, all necessary documents, assignments and signatures which Licensor may request for the purpose of perfecting Licensor’s title to all such Intellectual Property Rights as are assigned in accordance with Section 6(a)(i), including, patents, copyright and trademark registrations. All uses of the trademarks by Licensee hereunder will inure to Licensor’s benefit. Upon Licensor’s request, Licensee will provide Licensor with copies, in such format as Licensor may reasonably request (including, digital or electronic files) of all artwork utilizing any Licensed Game. Licensee will follow Licensor’s instructions for proper use of the Licensed Games in order that protection and/or registrations for the trademarks may be obtained or maintained.

(d) Excluded IP Assets License. Subject to the terms and conditions of this Agreement, including the payment of License Fees, Licensor hereby grants to Licensee an irrevocable (except to the extent provided under Section 11(c)), non-exclusive, perpetual, world-wide, sublicensable (solely to its Affiliates to enable them to exercise their rights in and to the Licensed Games granted hereunder and to contractors to perform services on behalf of Licensee or its Affiliates), non-transferrable (except to the extent permitted under Section 24) right and license to use, copy, modify, and make derivative works of any Intellectual Property included in the Excluded IP Assets, other than the Licensor Server, for the limited purpose of operating the Social Gaming Business to the extent Licensor or an Affiliate of Licensor owns such Intellectual Property or has the right to grant such licenses; provided that Licensor or its applicable Affiliate shall be deemed to have granted the broadest license that Licensor or such Affiliate is capable of granting with respect to each such Intellectual Property asset included in the Excluded Assets that Licensor or an Affiliate does not own. All Excluded IP Assets (other than the Licensor Server) shall be delivered to Licensee, or Licensor will cooperate with Licensee to provide access to Licensee in the same manner that DDI had access to such Excluded IP Assets prior to the Effective Date The Licensor Server included within the Excluded IP Assets is licensed pursuant to the Source Code Escrow provisions.

(e) Protection. Licensee will assist Licensor to the extent necessary or desirable in the procurement of any protection or to protect any of Licensor’s rights to any Licensed Game, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee, or join Licensee as a party thereto and exercise sole control of such claim. Licensor will reimburse Licensee for any reasonable out-of-pocket costs Licensee incurs in rendering such assistance, provided that Licensor has approved such costs in advance in writing. Licensee will notify Licensor in writing of any infringements or imitations by others of any Licensed Game on articles similar to the Licensed Games which may come to Licensee’s attention, and Licensor will have the sole right to determine whether or not any action will be taken on account of any such infringements or imitations; provided, however, that Licensor shall not unreasonably withhold instituting such action. Licensee will not institute any suit or take any action on account of any such infringements or imitations, or otherwise institute any suit or take any action relating to any Licensed Game, without first obtaining the written consent of Licensor to do so; provided, however, that Licensor shall not unreasonably withhold, delay or condition such consent. Except with Licensor’s written consent, neither Licensee nor any of its Affiliates will register or attempt to register copyrights in any country or to register as a trademark, service mark, utility patent, design patent or industrial design, business or trade name, internet domain name or company name any of the Licensed Games, trademarks or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Licensor or any of its subsidiaries. In the event of breach of the foregoing, Licensee agrees, at its expense and at Licensor’s request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered to Licensor, such assignments and other documents as Licensor may require to transfer to Licensor all rights to the registrations, patents or applications involved.

(f) Labeling. Licensee will cause the Required Notices and such other unobtrusive, mutually agreed upon notice as Licensor may reasonably direct, to appear on or within each of the Licensed Games distributed or sold by it and on or within all Documentation and Advertising Material.

8. CONFIDENTIALITY.

(a) Each Party acknowledges that, from time to time, it and its Affiliates may receive information from or regarding the other Party (or such other Party’s Affiliates) (each, a “Disclosing Party”) in the nature of trade secrets or that otherwise is confidential, the release or disclosure of which could be damaging to the other Party (or its Affiliates), or Persons with which it does business (“Confidential Information”).

(b) Each Party receiving any Confidential Information (each, a “Receiving Party”) shall use any Confidential Information it receives solely for the purposes set forth in this Agreement, and hold it in strict confidence with the same degree of care as it uses to avoid unauthorized use, disclosure, publication or dissemination of its own confidential information of a similar nature, but in no event less than a reasonable degree of care; provided that a Receiving Party may disclose such Confidential Information to any Affiliate, employee, independent contractor or professional advisor of such Receiving Party that agrees to abide by confidentiality restrictions at least as restrictive as contained in this Section 8; provided, further, that a Receiving Party may disclose such Confidential Information to the extent required by any legal, accounting or regulatory requirements (including the requirements of any securities exchange) or in connection with enforcing its rights under this Agreement or the Purchase Agreement; and provided, further, that the Receiving Party disclosing such Confidential Information shall be responsible for any breaches of confidentiality by any such Affiliate, employee, independent contractor or professional advisor of such Receiving Party.

(c) The confidentiality restrictions in this Section 8 shall not apply to any Confidential Information as to which the Receiving Party can demonstrate that such Confidential Information: (i) is or became public knowledge through no action of such Receiving Party or its Affiliates, officers, directors, representatives or agents in violation of this Agreement; (ii) has been provided to such Receiving Party without restriction by an independent Third Party who has not, directly or indirectly, received such Confidential Information from such Receiving Party; (iii) was properly in the possession of such Receiving Party prior to the time of receipt of such Confidential Information; (iv) is required to be disclosed by law, regulation or court order (provided that such Receiving Party shall notify the Disclosing Party promptly of any request for that Confidential Information, before disclosing it if practicable); or (v) was developed independently by such Receiving Party in the course of work by employees or other agents of such Receiving Party without use of such Confidential Information.

9. REPRESENTATIONS, DISCLAIMERS, INDEMNIFICATION AND INSURANCE.

(a) Licensee Representations. Licensee hereby makes the following covenants, representations and warranties to Licensor: Licensee (i) is a duly organized and existing limited liability company in good standing under the laws of Delaware; (ii) has full power and authority to enter into and fully perform this Agreement, including that Licensee’s execution and performance of this Agreement will not breach or otherwise violate its current or future written or oral agreements, if any, that Licensee may have with Third Parties; (iii) will not enter into any agreement that is inconsistent with any one or more of the terms and conditions of this Agreement; (iv) will not exercise any right or take any action, and/or authorize any other person or entity to exercise any right or take any action, which conflicts with or would be likely to prejudice, or derogate from, the rights held by Licensor pursuant to this Agreement; and (v) will obtain prior to commercial release, valid and binding rights agreements with all Authorized Distributors rendering and/or furnishing services for the distribution of the Licensed Games in connection with the Distribution Channels. EXCEPT AS PROVIDED IN THIS SECTION 9(a), NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WILL BE DEEMED GIVEN BY LICENSEE HEREUNDER.

(b) Licensee Indemnity. Except to the extent of Third Party Claims covered by Section 9(e), Licensee will defend at its expense any suit brought against Licensor or its Affiliates, and the officers, directors, agents and employees of each (collectively, the “Indemnified Parties”), and will pay any settlement Licensee makes or approves, or any damages finally awarded in such suit, insofar as such suit is based on a claim by a Third Party (a “Claim”) related to or arising out of Licensee’s breach of Section 11, including Licensee’s failure to comply with applicable Laws; provided that Licensor has followed all applicable procedures in Section 11(c) and that Licensor is not at fault and further provided that Licensor has given Licensee prompt written notice of any such Third Party Claim, permits Licensee to conduct and control the defense with counsel of Licensee’s own choosing, and provides Licensee with full cooperation with respect thereto. Licensee will take any corrective action with respect to any Third Party Claims as Licensor may require in its reasonable discretion. Notwithstanding the foregoing and for the avoidance of doubt, Licensor shall not be entitled to any indemnification hereunder to the extent that the underlying claim or Loss is or was indemnifiable pursuant to the Purchase Agreement, disregarding any limitations on indemnifications contained therein including, without limitation, survival periods, Per Claim Minimums, Thresholds or other limitations on damages.

(c) Insurance.

(i) During the Term, Licensor shall obtain, pay for and maintain the following insurance:

(A) property insurance against all risk of physical loss or damage in amounts not less than actual replacement cost without deduction for depreciation (including business interruption coverage) with a maximum deductible of [******];

(B) commercial general liability insurance against claims for personal injury, bodily injury, death, accident or property damage in an amount not less than [******] per occurrence and [******] annual aggregate with a maximum deductible of [******];

(C) business automobile liability insurance in an amount not less than Two Million Dollars ($2,000,000) combined single limit with a maximum deductible of Five Hundred Thousand Dollars ($500,000);

(D) excess/umbrella liability insurance in an amount of not less than [******] which includes follow form coverage for commercial general liability and business automobile coverages;

(E) workers’ compensation insurance in the amount required by applicable law or a program of self-insurance complying with the rules, regulations and requirements of the applicable governmental authority with a maximum deductible of Five Hundred Thousand Dollars ($500,000); and

(F) professional liability/errors and omissions insurance in an amount not less than [******] with a maximum deductible of [******].

Each policy shall be written by a carrier admitted in the United State and rated “A” or better by AM Best. Licensor shall cause Licensee to be named as additional insured with respect to the policies providing the insurance specified in clauses (A), (B), (C) and (D). Licensor shall submit to Licensee a certificate of insurance evidencing such insurance. Licensor will notify Licensee in writing, prior to the effective date, of any cancellation of such insurance before the expiration date thereof.

(ii) Starting on the second month anniversary of the Effective Date through the remainder of the Term, Licensee, individually or together with DDI, shall obtain, pay for and maintain the following insurance:

(A) property insurance against all risk of physical loss or damage in amounts not less than actual replacement cost without deduction for depreciation (including business interruption coverage) with a maximum deductible of [******];

(B) commercial general liability insurance against claims for personal injury, bodily injury, death, accident or property damage in an amount not less than [******] per occurrence and [******] annual aggregate with a maximum deductible of [******];

(C) business automobile liability insurance in an amount not less than Two Million Dollars ($2,000,000) combined single limit with a maximum deductible of Five Hundred Thousand Dollars ($500,000);

(D) excess/umbrella liability insurance in an amount of not less than [******] which includes follow form coverage for commercial general liability and business automobile coverages;

(E) workers’ compensation insurance in the amount required by applicable law or a program of self-insurance complying with the rules, regulations and requirements of the applicable governmental authority with a maximum deductible of Five Hundred Thousand Dollars ($500,000); and

(F) professional liability/errors and omissions insurance in an amount not less than [******] with a maximum deductible of [******].

Each policy shall be written by a carrier admitted in the United States and rated “A” or better by AM Best. Licensee shall cause Licensor to be named as additional insured with respect to the policies providing the insurance specified in clauses (A), (B), (C) and (D). Licensee shall submit to Licensor a certificate of insurance evidencing such insurance. Licensee will notify Licensor in writing, prior to the effective date, of any cancellation of such insurance before the expiration date thereof. Notwithstanding anything to the contrary herein, Licensee shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses arising out of or resulting from the failure by Licensee to obtain, pay for and maintain the insurance specified in Section 9(c)(ii)(A)—(F) during the period from the Effective Date through the date on which all such insurance is obtained by Licensee in accordance with this Section 9(c)(ii).

(d) Licensor Representations. Licensor hereby makes the following covenants, representations and warranties to Licensee: (i) Licensor is a duly organized and existing corporation in good standing under the laws of Nevada; (ii) Licensor has full power and authority to enter into and fully perform this Agreement, including that Licensor’s execution and performance of this Agreement will not breach or otherwise violate its current or future written or oral agreements, if any, that Licensor may have with Third Parties; (iii) Licensor and its Affiliates has not and will not enter into any agreement that is inconsistent with any one or more of the terms and conditions of this Agreement; (iv) Licensor has and will have the full right, title, ownership and interest, including without limitation, all copyright, trademark and patent rights, necessary to grant the Licenses granted herein; (v) Licensor (and its Affiliates) has not and will not exercise any right or take any action, and/or authorize any other person or entity to exercise any right or take any action, which conflicts with or would be likely to prejudice, or derogate from, the rights granted to Licensee pursuant to this Agreement; (vi) Licensor has obtained, with respect to Licensed Games that are not Third Party Licensed Games, valid and enforceable written Intellectual Property Right assignment from all current and former authors and inventors (A) sufficient to irrevocably assign such applicable Intellectual Property Rights exclusively to Licensor and (B) containing a waiver of non-assignable rights (including moral rights) to the extent not prohibited under applicable Laws; (vii) to Licensor’s knowledge, no act has been or will be done or omitted to be done by Licensor or any of its employees and contractors which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Intellectual Property Right licensed hereunder; (viii) to Licensor’s knowledge, the Licensed Games have not, and do not, in any material respect, infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Intellectual Property Right of any Third Party; (ix) as of the Effective Date, Licensor is in actual possession of and has exclusive control over a complete and correct copy of the source code of the

Licensed Games; (x), as of the Effective Date, none of the Licensed Games contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (B) damaging or destroying any data or file without the user’s consent; (xi) to Licensor’s knowledge, Licensor has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, any Licensed Game, (B) distributed Open Source Materials in conjunction with any Licensed Game, or (C) used Open Source Materials, in such a way that, with respect to clauses (A), (B), or (C) (other than with respect to the Open Source Materials in its unmodified form) creates, or purports to create, obligations for Licensor or its licensees to (1) disclose or distribute any Intellectual Property in any Licensed Game in source code form, (2) license any Intellectual Property in any Licensed Game for the purpose of making derivative works, or (3) redistribute any Intellectual Property in any Licensed Game at no charge; (xii) no claim of non-compliance has been made to Licensor in respect of its performance of its material obligations under any terms of use, terms of service or other Contracts or any associated policies or guidelines relating to Licensor’s use of any distribution or social media platforms, sites or services, including, without limitation, the Apple App Store, Google Play Store and Facebook; (xiii) as of the Effective Date, there are no proceedings, audits or investigations settled, pending or threatened alleging any defamation, violation of publicity or privacy rights of any Person due to the distribution of the Licensed Games; (xiv) no Licensed Games licensed hereunder is subject to any grant or offer to grant license due to Licensor’s membership with any industry standards body; (xv) prior to the execution of this Agreement, Licensor distributed the Social Online Games, which are Licensed Games hereunder, only in countries where they were legally permitted to do so; and (xvi) the licenses granted herein, together with the assets conveyed through the Purchase Agreement, are sufficient for Licensee to operate the Social Gaming Business of the Prior DDI Group Companies, as it was operated immediately prior to the Effective Date. EXCEPT AS PROVIDED IN THIS SECTION 9(d), NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WILL BE DEEMED GIVEN BY LICENSOR HEREUNDER. LICENSOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(e) Licensor Indemnity. Licensor will defend at its expense any suit brought against Licensee, and will pay any settlement Licensor makes or approves, or any damages finally awarded in such suit or dispute resolution forum, insofar as such suit is based on any Third Party Claims arising out of actual or alleged copyright or other intellectual property right infringement or misappropriation based on Licensee’s use of any Licensed Game in accordance with the terms of this Agreement, provided that Licensee has given Licensor prompt written notice of any such Third Party Claim, permits Licensor to conduct and control the defense with counsel of Licensor’s own choosing, and provides Licensor with full cooperation with respect thereto. Notwithstanding the foregoing and for the avoidance of doubt, Licensor’s indemnification obligations under this Section 9(e) shall not apply to (i) any modifications made by or at the direction of Licensee to any Licensed Games, including Sequels or use of the Licensed Game or any component thereof in a manner not expressly authorized herein; or (ii) any Loss or Claim that is or was indemnifiable pursuant to the Purchase Agreement, disregarding any limitations on indemnifications contained therein including, without limitation, survival periods, Per Claim

Minimums, Thresholds or other limitations on damages that is or would be indemnifiable under the Purchase Agreement. The indemnity described in this Section 9(e) will constitute Licensee’s sole remedy and Licensor’s sole obligation in the event of a finding of copyright or other intellectual property right infringement or misappropriation caused by any Licensed Game as authorized hereunder when this Section 9(e) is applicable.

(f) LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES, WHATSOEVER (INCLUDING LOST PROFITS, DIMINUTION OF VALUE OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRICS APPROACHES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 9(f) SHALL EFFECT LICENSEE’S OBLIGATIONS TO MAKE ANY PAYMENTS OTHERWISE DUE UNDER THIS AGREEMENT.

10. MARKETING; DATA.

(a) Generally. Licensee will use reasonable efforts to market, promote and distribute Licensed Games. In addition, Licensee will:

(i) Provide Licensor with an annual marketing plan;

(ii) Work with Licensor on cross marketing opportunities; and

(iii) Market and advertise Licensed Games in a manner consistent with Licensee’s marketing and advertising of all its and its Affiliates’ other online casino games.

(b) Materials. Licensor will provide Licensee with its marketing guidelines and marketing collateral and assets, which Licensor may update from time to time upon notice to Licensee, to enable Licensee to use Licensed Game artwork in Advertising Materials distributed for purposes of marketing and promoting the Licensed Games and Licensee’s product offerings. Licensee will have the right to market Licensed Games, during their respective License Terms, without Licensor’s consent; provided that (i) Licensee follows customary covenants to preserve Licensor’s and the Licensed Games’ brand integrity and uses Licensed Game artwork in Advertising Materials in line with Licensor’s marketing guidelines; and (ii) Licensee obtains Licensor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, for any Advertising Materials to be distributed through generally available marketing or promotional channels, which shall not include any direct communications or advertising targeted solely to current End Users. In the event that a Third Party requires a change be made to any Advertising Materials distributed through generally available marketing or promotional channels, Licensee may make such change without the prior approval of Licensor as long as Licensee (A) promptly notifies Licensor in writing of the Third Party request as well as the change made, and (B) makes any changes or modifications that Licensor reasonably requests in writing. If Licensee provides notice regarding distribution of such Advertising Materials and does not receive a response from Licensor within six (6) hours, then Licensor is deemed to have provided prior written consent.

(c) Samples. From time to time after Licensee has commenced making available for play a Licensed Game, and upon Licensor’s reasonable written request, Licensee will furnish to Licensor (without cost) samples of Advertising Materials used, in connection with any Licensed Game.

11. COMPLIANCE.

(a) Regulations and Laws.

(i) Licensor and its Affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international. Licensor maintains a compliance program that has been established to protect and preserve the name, reputation, integrity and goodwill of Licensor and its Affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions in the world. Licensee agrees to cooperate with reasonable requests, inquiries, or investigations of any gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement. In addition, Licensee will adhere to industry standard practices with respect to privacy.

(ii) If Licensee is contacted, at any time, by any governmental body or agency (including, the Federal Trade Commission, Consumer Product Safety Commission, Federal Communications Commission, the U.S. Department of Justice, Health Canada, or any federal, state, or provincial attorney general’s office) concerning any issue of product safety, product quality, allegedly false or deceptive trading or advertising practices, or an alleged failure to comply with any applicable Laws, Licensee will so notify Licensor within twenty four (24) hours of such contact. Furthermore, except as may be otherwise required by law or as reasonably necessary to avoid liability, Licensee will not contact any such governmental body or agency, whether on Licensee’s own volition or in response to any such inquiry, without first notifying Licensor and giving Licensor a right of meaningful consultation as to any such communication and/or response.

(b) Operating Licenses. Licensee may only distribute Licensed Games in countries (or parts or portions thereof) where it is legally permitted to do so. As between Licensee and Licensor, it will be Licensee’s responsibility to ensure that any and all Licensed Games and all materials related thereto comply with all applicable Laws directly or indirectly related to the Licensed Games in each country, region and area within the territory in which such Licensed Games are used. For any jurisdiction for which applicable Law requires Licensor to hold a valid license or permit in order to effectuate the purpose of the Licenses granted to Licensee herein, Licensee will provide Licensor with, and will execute, all necessary documents, assignments, signatures, data, etc. which Licensor may request for the purpose of acquiring such license or permit, and will reimburse Licensor for any and all costs, fees and expenses arising directly or indirectly from such license or permit, or the acquisition of same. At any time during the Term, if publishing, marketing, advertising, promoting, selling and distributing any Licensed Game becomes prohibited in any jurisdiction, Licensee will not be permitted to publish, market, advertise, promote, sell and distribute any Licensed Game in such jurisdiction unless and until publishing, marketing, advertising, promoting, selling and distributing any Licensed Game becomes permitted in any jurisdiction, and (ii) acquires Licensor’s written consent to resume the licensed activities in such jurisdiction which shall not be unreasonably withheld by Licensor and shall be promptly delivered.

(c) Governmental Restrictions Imposed During Term. If at any time during the Term, any Governmental Authority takes any action that imposes legal restrictions or prohibitions on Licensor’s ability to conduct business in any one or more jurisdictions, Licensor may immediately terminate the Licenses granted to Licensee hereunder for such jurisdiction(s); provided, however, that Licensor shall, to the extent reasonably practicable under the circumstances, first provide Licensee with prior notice of its intent to terminate and a reasonable opportunity for Licensee to take corrective actions to address the Governmental Authority’s legal restrictions in a manner that does not result in a material adverse effect on Licensor or its businesses. For the avoidance of doubt, any termination of Licensee’s rights under this Section 11(c) for any jurisdiction(s) will also include the termination of any rights sublicensed hereunder for such jurisdiction(s). Licensor shall take reasonable steps to avoid any such termination and shall otherwise seek to ensure that Licensee retains the benefits of its licenses in any such jurisdiction to the maximum extent possible.

(d) Privacy Policy. Licensee will ensure that its use of all End User Data will comply with all applicable Laws relating to the privacy of End Users or the protection of their personal data promulgated by any Governmental Authority having jurisdiction over Licensee or the End User Data covered by this Agreement. If any Governmental Authority having jurisdiction over Licensee or the End User Data covered by this Agreement requires Licensee to adopt or amend a privacy policy related to such End User Data, Licensee will adopt and prominently post (or amend, as applicable) on any website on which any Licensed Game is made available or displayed to End Users, a privacy policy and will adhere to the terms of such privacy policy. Licensee acknowledges that certain End User Data may contain personally identifiable information (“PII”), including sensitive data such as unique device identifiers, credit card information. Licensee will be responsible for any unauthorized access, use, reproduction, distribution, disposition, disclosure, possession, damage or other activity (“Unauthorized Use”) involving End User Data residing on Licensee’s computer equipment, network, and systems (collectively, “Licensee System”). Licensee will implement and maintain administrative, physical and technical safeguards that are designed to prevent any Unauthorized Use of End User Data (“Safeguards”). The Safeguards will include, at minimum, a data security program which integrates technology-based security measures, policies, procedures and practices, and ongoing education and awareness designed to protect the security of End User Data that includes PII and which meets the standards of general industry practice to safeguard similar End User Data. Licensee represents and warrants that, as of the Effective Date, the Licensee System has not suffered an actual or reasonably suspected security breach involving End User Data. Licensee will transmit, transfer, and deliver all PII in accordance with applicable Law and applicable industry standards. If End User Data is to be shared back and forth, all transfers of such End User Data between Licensor and Licensee will be in an agreed-upon secure format. If Licensee discovers or is notified of a security breach of the Licensee System (a “Security

Event”), Licensee will promptly notify Licensor of such Security Event and of any End User Data involved; if required by law or warranted under the circumstances, promptly notify applicable Law enforcement and regulatory authorities and/or affected End Users of such Security Event, all such notices subject to Licensor’s prior review and approval in each case; fully cooperate with Licensor; provide Licensor with a plan to remediate such Security Event and avoid its recurrence; and unless prohibited by an applicable statute or court order, notify Licensor of any Third Party legal process relating to any Security Event, including, any legal process initiated by any Governmental Authority (foreign or domestic). The Parties will fully cooperate with each other in all respects regarding the Security Event, including (i) investigating and curing the Security Event, and (ii) assisting the other Party in investigating, remedying and taking any other action such other Party deems necessary regarding any Security Event and any dispute, inquiry or claim that concerns such Security Event, and (iii) providing Licensor with assurances reasonably satisfactory to Licensor that such Security Event will not recur. Licensee’s actions under this Section will not limit its obligation to indemnify Licensor or any of Licensor’s other rights or remedies under this Agreement or otherwise.

(e) Reports. Licensee will keep Licensor reasonably informed of material consumer complaints and/or quality-related inquiries or notifications related to the Licensed Games. Licensee will also provide Licensor with safety and/or potential safety complaints, inquiries, or notifications within five (5) Business Days of Licensee’s receipt thereof. All reports under this subparagraph will be sent via email to support@IGT.com, to the attention of Licensor’s Quality Assurance Department.

(f) Global Anti-Corruption Laws.

(i) Compliance with Global Anti-Corruption Laws. Each Party shall comply with all Global Anti-Corruption Laws and maintain policies and procedures to ensure compliance with Global Anti-Corruption Laws during the Term. Prior to and during the Term of this Agreement, each Party, including its officers, directors, employees or agents acting on their behalf, has not, directly or indirectly, offered, made or promised to make, authorized or given, and will not in the future offer, make or promise to make, authorize or give, any payment of funds or anything of value to any Person with the intent of (A) improperly influencing any act or decision of a Person, (B) inducing a Person to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage, or (D) inducing a Person to use his or her position improperly to affect any act or decision in any way connected with the Agreement.

(ii) Government Official Ownership. Each Party warrants and represents that no Government Official is or will be during the Term directly or indirectly an owner or investor in such Party and that no Government Official has or will have during the Term any financial interest, directly or indirectly, in the contractual relationship established by this Agreement.

(iii) Notice of Investigation. Each Party agrees to promptly inform the other Party if such Party or any of its directors, officers, employees, representatives or agents becomes subject to any investigation related to this Agreement.

(iv) Accurate Books and Records. Each Party shall maintain make and maintain books and records which, in reasonable detail, accurately and fairly reflect the transactions related to this Agreement.

(v) Compliance Meetings. On an annual basis during the Term, upon the reasonable request of Licensor, Licensee will meet with Licensor to discuss Licensee’s Global Anti-Corruption Laws compliance program. Licensee agrees to consider, in good faith, any reasonable recommendations made by Licensor with respect to Licensee’s Global Anti-Corruption Laws compliance program as a result of such meetings or as otherwise communicated to Licensee by Licensor.

12. DISTRIBUTION AND SUPPORT.

(a) Commitment. Licensee will make and maintain arrangements for the distribution of the Licensed Games through the Distribution Channels. Licensee will obtain Licensor’s final written approval before launching any Licensed Game through a Distribution Channel.

(b) Restrictions. Licensee will not sell or distribute Licensed Games (i) to anyone whose sales or distributions are or will be made for publicity or promotional tie-in purposes, combination sales, Premiums, giveaways or similar methods of merchandising, or (ii) to anyone Licensee knows intends to engage in deceptive, illegal, or immoral business practices. For purposes of this Section 12(b), the term “Premium” includes [************]. If any sale is made at a special price to any of Licensee’s subsidiaries or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, there will be a License Fee paid on such sales based upon the price generally charged the trade by Licensee.

(c) Support. Licensee will be solely responsible for providing customer and technical support to its customers and End Users of each Licensed Game with support equivalent to the customer and technical support customary in the electronic download video game and app industry and will at all times maintain a staff of technical and administrative personnel sufficient to provide such support. Licensee will continue to provide customer (but not technical) support for each Licensed Game for six (6) months after such Licensed Game has been removed from all Distribution Channels. Licensor will provide support to Licensee in accordance with the terms of Exhibit C.

13. RECORDS AND AUDIT.

(a) Licensee will keep accurate books of account and records covering all transactions relating to the Licenses, including on Net Sales and the calculation of License Fees hereunder, and Licensor and its duly authorized, independent representatives approved by Licensee (subject to written and binding confidentiality restrictions) will have the right, upon reasonable advance written notice and without material disruption to Licensee’s operation of its business, during regular hours to inspect such books of account and records, solely for the purpose of ensuring Licensor of Licensee’s compliance with the terms of this Agreement, including the accurate calculation of all License Fees.

(b) Licensor will keep accurate books of account and records covering all licensing transactions and costs associated with time and materials related to the Licensed Games, the Managed Services and porting of the Licensed Games, and Licensee and its duly authorized, independent representatives approved by Licensor (subject to written and binding confidentiality restrictions) will have the right, upon reasonable advance written notice and without material disruption to Licensor’s operation of its business, during regular hours to inspect such books of account and records, solely for the purpose of ensuring Licensee of Licensor’s compliance with the terms of this Agreement, including the accurate calculation of all Porting Fees and Managed Service Fees.

(c) Such books of account and records will be kept available for at least three (3) years after the termination or expiration of this Agreement. If either party’s duly authorized representatives discover an underpayment of five percent (5%) or more pursuant to any such examination, the other party will pay the fee for such examination, plus out-of-pocket costs. In addition, the other party will immediately pay to the requesting party one hundred ten percent (110%) of any Fees found to be due as a result of examination of the books of accounts. All such books of account and records will be considered Confidential Information of the respective party to which such books of account belong.

(d) Upon Licensor’s request, Licensee will provide Licensor with Licensee’s financial statements prepared by an independent certified public accountant.

14. CORE TERM, TERM, AND TERMINATION.

(a) Core Term. The Core Term will commence on the Effective Date and, unless this Agreement is terminated earlier as set forth herein, will continue for ten (10) years (the “Initial Core Term”). Upon at least nine (9) months written notice prior to the then-scheduled expiry of the Core Term, Licensee may elect to extend the Core Term for up to two (2) additional five (5) year periods; provided that: (i) Licensee is in compliance with all terms hereof; (ii) (A) the Interest Coverage Ratio of the Tested Licensee Affiliate is greater than 1.00:1.00, and (B) the Leverage Ratio of the Tested Licensee Affiliate is less than 7.00:1.00, as reflected in Licensee’s annual financial statements; and (iii) Licensee is still in the Exclusive Term and has satisfied the Exclusivity Condition for the last year of the then-current Core Term. The Initial Core Term, as may be extended as set forth herein, is referred to herein as the “Core Term.”

(b) Term. This Agreement will commence on the Effective Date and will terminate concurrently with the latest terminating License Term (the “Term”).

(c) Termination by Licensor.

(i) Licensor will have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to Licensee if at any time: (A) Licensee becomes insolvent, (B) a petition in bankruptcy or for reorganization is filed by or against Licensee, or if any insolvency or similar proceedings are instituted by or against Licensee under any state, federal or international law, (C) Licensee makes an assignment for the benefit of its creditors, (D) a receiver is appointed for Licensee’s property and business and remains undischarged for a period of fifteen (15) days, (E) Licensee liquidates its business in any manner whatsoever, (F) any distress, execution or attachment is levied on a material portion of Licensee’s assets and remains undischarged for a period of fifteen (15) days or (G) (1) the Interest Coverage Ratio of the Tested Licensee Affiliate is less than 1.00:1.00 or (2) the Leverage Ratio of the Tested Licensee Affiliate is greater than (I) 10.00:1.00 for any period beginning on the first anniversary of the Effective Date and continuing until the second anniversary of the Effective Date (for the avoidance of doubt, there will be no Leverage Ratio test for the first year period following the Effective Date), (II) 9.00:1.00 for any period beginning on the second anniversary of the Effective Date and continuing until the third anniversary of the Effective Date, (III) 8.00:1.00 for any period beginning on the third anniversary of the Effective Date and continuing until the fourth anniversary of the Effective Date, and (IV) 7.00:1.00 for any period beginning on the fourth anniversary of the Effective Date and continuing for the remainder of the Term, each as reflected in Licensee’s annual financial statements; provided that if Licensee does not meet a financial condition in item (G) above, then it will be provided a six (6) month cure period to meet it before Licensor will have the right to terminate this Agreement based on item (G).

(ii) If Licensee breaches any material obligation under this Agreement during the Term, Licensor will have the right to terminate this Agreement upon written notice, which termination will become effective (A) immediately if such violation is not capable of cure; (B) thirty (30) days from notice to Licensee for failure to pay if Licensee has not cured the violation within such thirty (30) day period; or (C) ninety (90) days from notice of termination for any other reason provided for under this Section 14(c)(ii) if Licensee has not cured the violation, provided that Licensee is actively working in good faith to cure the violation throughout such period.

(d) Termination by Licensee. If Licensor breaches any material obligation under this Agreement during the Term, Licensee will have the right to terminate this Agreement upon written notice, which termination will become effective (i) immediately if such violation is not capable of cure; or (ii) ninety (90) days from notice of termination if Licensor has not cured the violation, provided that Licensor is actively working in good faith to cure the violation throughout such period.

(e) Effect of Termination.

(i) Termination of this Agreement for any reason will be without prejudice to any rights which either Party may otherwise have against the other Party, including the right to recover amounts due hereunder or the right to recover damages caused by a Party’s breach of this Agreement. Upon any such termination of this Agreement all amounts accrued during the Term, including all then-earned License Fees on sales made before termination, will become immediately due and payable. In no event shall either Party have a right to set off any amounts payable by such Party hereunder (including indemnification payments) against any amounts owed to or other rights or claims of such Party under this Agreement, the Purchase Agreement or the Transition Services Agreement executed in connection therewith.

(ii) Upon any termination of this Agreement for any reason, all License rights granted to Licensee hereunder that are or have become exclusive will remain exclusive to Licensee and in full force and effect. Licensee shall pay all License Fees for such Licenses in accordance with Section 5(c).

(iii) Sections 1, 4(g), 5 through 9, and 13 through 34 survive termination of the Term, as will all End User License Agreements granted prior to expiration or termination, as applicable.

(f) Final Statement. Sixty (60) days before the expiration of the Term and again, within ten (10) days after such expiration (or, in the event of termination of this Agreement, ten (10) days after receipt of notice of termination or the occurrence of the terminating event where no notice is required), Licensee will furnish to Licensor a statement identifying all Authorized Distributors who are distributing Licensed Games at the time of termination or expiration of the Term.

15. REMEDIES.

(a) Licensee acknowledges that its failure to cease the advertising, sale or distribution of the Licensed Games or any class or category thereof upon the termination of this Agreement by Licensor under Section 14(c) will result in immediate and irremediable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease advertising, sale or distribution, and Licensee agrees that in the event of such failure, Licensor will be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper without the need to post bond therefor.

(b) Licensor acknowledges that its failure to provide and license the Roadmap Games and the Selected Games pursuant to the terms of this Agreement, and to provide the services and source code escrow set forth in this Agreement will result in immediate and irremediable damage to Licensee. Licensor acknowledges and admits that there is no adequate remedy at law for such failure and Licensor agrees that in the event of such failure, Licensee will be entitled to equitable relief by way of specific performance, temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper without the need to post bond therefor.

(c) Resort to any remedies referred to in this Agreement will not be construed as a waiver of any other rights and remedies to which either party is entitled under this Agreement or otherwise.

16. EXCUSE FOR NONPERFORMANCE. Neither Party shall be liable to the other for any default or delay in the performance of any of its obligations under this Agreement (other than nonpayment) if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions, acts of terror, revolutions, riots or civil disorder; accidents or unavoidable casualties; interruptions in Third Party transportation; supply shortages; Laws, treaties, agreements, actions, inactions, rulings, regulations, decisions or requirements or any Governmental Authority; or any other cause, whether similar or dissimilar to those enumerated herein, beyond such Party’s reasonable control (herein any such event to be referred to as a “Force Majeure Event”); provided that the Party affected by such event will immediately begin or resume performance as soon as practicable after the event has abated. In such event, the non-performing Party shall promptly notify the other Party in writing of the occurrence of the Force Majeure Event and take all reasonable steps to mitigate the delay caused by the Force Majeure Event.

17. AMENDMENT OR MODIFICATION. This Agreement may be amended or modified only by written agreement signed by the Parties.

18. NOTICES. All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by internationally recognized overnight air courier, one (1) Business Day after deposit therewith; (c) if sent by facsimile transmission, which a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 18, when transmitted and receipt is confirmed by telephone; and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, claims, demands and other communications are delivered to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18):

(i)	if to Licensor:

IGT

10 Memorial Blvd.

Providence, RI 02903

Facsimile:   401-392-4980

Attention:   Senior Vice President and General Counsel

Email:         neil.abrams@igt.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

New York, New York 10019

Facsimile:  (212) 403-2378

Attention:   Benjamin M. Roth, Esq.

Email:        BMRoth@wlrk.com

And, a copy to (which shall not constitute notice):

Cooley LLP

Broomfield, Colorado 80021

Facsimile:  (720) 566-4196

Attention:  Keith Berets, Esq.

Email:        kberets@cooley.com

(ii)	if to Licensee

c/o DoubleU Games Co., Ltd.

16F, Gangnam Finance Center, 152, Teheran-ro

Gangnam-gu, Seoul, Korea 06236

Facsimile:  +82(2) 563-2988

Attention:   In-Keuk Kim, Chief Strategy Office

Email:         ikkim@doubleugames.com

with a copy to (which shall not constitute notice):

Kim & Chang

39, Sajik-ro 8-gil, Jongno-gu

Seoul 03170, Korea

Facsimile:  +82-2-737-9091/9092

Attention:   Hyunho Eun

  Sung Uk Park

Email:         hheun@kimchang.com

  sunguk.park@kimchang.com

and

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, 22nd Floor

Los Angeles, California 90071-3132

Facsimile:    (213) 680 6499

Attention:     Janice Liu

    Robert Bertin

Email:           janice.liu@morganlewis.com

    robert.bertin@morganlewis.com

19. PUBLIC ANNOUNCEMENTS. The Purchase Agreement provides for specific terms related to an initial press release with respect to the transactions contemplated under that Agreement. All other media releases, public announcements and public disclosures by any Party relating to this Agreement or the subject matter of this Agreement (including promotional or marketing materials) will be coordinated with and subject to the approval of each Party prior to release (not to be unreasonably withheld or delayed), other than any announcement intended solely for internal distribution within such Party’s organization or any disclosure required by legal, accounting or regulatory requirements (including the requirements of any securities exchange) and as may be required by Law or stock exchange.

20. NO JOINT VENTURE. This Agreement does not and will not be deemed as establishing a relationship between the Parties as partners, joint ventures, employment, franchise or agency. Licensee will not have the power under this Agreement to incur financial or other obligations in Licensor’s name, and it is specifically understood and agreed that under no circumstances will any power granted, or which may be deemed to be granted to Licensee, be deemed to be coupled with an interest. The Parties acknowledge and agree that the rights and powers retained by Licensor to supervise or otherwise intervene in Licensee’s activities and to determine all matters of policy, all as herein provided, are retained because of the necessity of protecting Licensor’s Intellectual Property Rights generally, and specifically to conserve the good will and good name of Licensor’s company and of the Licensed Game.

21. NON SOLICIT. During the Term of this Agreement, neither Party shall (whether directly or through its Affiliates), hire, employ or solicit to employ any employees or independent contractors of the other Party or its Affiliates who is providing services in connection with this Agreement or the Transition Services Agreement without the prior written approval of such other Party, other than those whose employment with such other Party or its Affiliates has terminated; provided that this Section 21 shall not prohibit (x) generalized searches (and subsequent hiring) by a Party or its Affiliates for employees through media advertisements or recruitment or employment firms that are not specifically targeted or directed at such employees or independent contractors or (y) the provision of services by either Party or its Affiliates pursuant to the Transition Services Agreement.

22. ENTIRE AGREEMENT. This Agreement and the schedules and exhibits attached hereto, together with the Purchase Agreement and the Transition Services Agreement, embody the entire understanding and agreement among the Parties and supersede any prior understanding and agreement by or among the Parties, written or oral, relating to the subject matter hereof.

23. WAIVER. No failure or delay on the part of any Party hereto in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedy that may be available to the Parties at law, in equity or otherwise.

24. INJUNCTIVE AND OTHER RELIEF. Each Party acknowledges and agrees on behalf of itself and its Affiliates that the rights afforded herein are unique and that any violation of this Agreement may cause irreparable injury to the non-breaching Party for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Party expressly agrees that, in addition to any other remedies which the non-breaching Party may have, the non-breaching Party will be entitled to seek injunctive or other equitable relief for any breach or threatened breach of any term, provision or covenant of this Agreement by the breaching Party. Nothing contained herein, including Sections 26 or 27, will prevent or delay the non-breaching Party from seeking specific performance or other equitable remedies in the event of any breach or intended breach by any Party of such Party’s obligations hereunder. In addition, the non-breaching Party may bring an action against the breaching Party with respect to any such breach or bring any action as may be permitted to recover damages. In any such proceeding or action, the prevailing Party will be entitled to receive from the non-prevailing Party, in addition to such other damages and relief as may be awarded, the costs and expenses incurred by it or them in connection with such action, including reasonable attorneys’ fees.

25. ASSIGNMENT. Licensee will not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, in either case, in part or in whole to: (i) a Competitor of Licensor, where “Competitor” means a Person that competes with Licensor in the Real Money Slots Gaming Business where such Person is also specified at any given time on a list of up to twenty (20) competitor entities by Licensor as of the Effective Date, or no more than once annually thereafter, in each case by written Notice to Licensee referencing this Agreement and this Section 24 (the “Competitor List”), provided, however, that if the potential assignee competes with Licensor in Real Money Slots Gaming Business but is not on the Competitor List, then Licensee shall only be permitted to assign or otherwise transfer this Agreement or any of its rights or obligations hereunder subject to the potential assignee’s written consent to the Assignment Covenants; (ii) a Person to which an assignment of this Agreement would jeopardize a gaming license of Licensor or any of its Affiliates as determined by Licensor acting reasonably, as confirmed by an opinion of nationally recognized U.S. gaming counsel; or (iii) a Person that is unable to satisfy an Interest Coverage Ratio of 1.00:1.00 and a Leverage Ratio of 7.00:1.00 as reflected in the Person’s most recent annual financial statement. The initial Competitor List is set forth on Exhibit I hereto.    For purposes of this Agreement, the term “assignment” will, in addition to the transfer of this Agreement or the rights or obligations thereunder, whether voluntarily, involuntarily, by operation of law or otherwise, be deemed to include and result from (A) a sale or other transfer by Licensee of all or substantially all of its assets; (B) the liquidation or dissolution of Licensee; (C) the merger, amalgamation, consolidation or reorganization of Licensee into or with another corporation or other entity as a result of which Licensee is not the surviving corporation; or (D) any transaction (including any of the foregoing transactions, as well as any in which Licensee is the surviving corporation) which, whether by way of sale, gift or other transfer, whether involving Licensee or the record or beneficial owners of equity interests in Licensee, results in a fifty percent (50%) or more change in the voting control of Licensee. In the event of any permitted assignment, Licensee will remain primarily obligated under all of the provisions of this Agreement.

26. GOVERNING LAW. This Agreement shall be deemed to be executed and performed in the State of Delaware and is governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of law principles, as to all matters, including matters of validity, enforceability, construction, effect and performance.

27. DISPUTE RESOLUTION. The Parties agree, on behalf of themselves and their respective Subsidiaries, to resolve any dispute arising out of or relating to this Agreement in the following manner. First, the Party identifying that a dispute exists shall provide the other Party with written notice that describes the dispute with reasonable particularity, including the actions or remedies that the Party identifying the dispute believes are appropriate to resolve the dispute (the “Dispute Notice”). Promptly following the receipt of the Dispute Notice, senior management of both Parties shall meet to attempt to resolve the dispute. The meeting shall include at least one representative designated by the chief executive officer of Licensee and one representative designated by the chief executive officer of Licensor. If the senior management cannot resolve the dispute within twenty-one (21) days (or such longer period as may be agreed upon by the Parties in writing) following the date of receipt of the Dispute Notice, either Party may make a written demand for non-binding mediation, which shall be administered in accordance with the International Dispute Resolution Procedures (International Mediation Rules) of the International Centre for Dispute Resolution (effective June 1, 2014); provided, however, that the Parties are not obligated to select a mediator affiliated with the International Centre for Dispute Resolution and if the Parties are unable to agree upon a mediator, each Party will select one independent Third Party mediator and such independent Third Party mediators shall select a third independent Third Party to act as the mediator for such dispute. No Party may initiate any action or proceeding (a) without participating in the mediation in good faith, and (b) until at least ninety (90) days after the initiation of the mediation.

28. CHOICE OF FORUM. The Parties agree that, with respect to any action or proceeding arising out of or relating to this Agreement, upon satisfaction of any obligations to mediate under Section 26, such action or proceeding shall be finally settled by arbitration in San Francisco, California under the then-current rules of the International Chamber of Commerce. The place of arbitration shall be in San Francisco, California.    The merits of the dispute shall be resolved in accordance with the laws of the State of Delaware, USA. The number of arbitrators shall be three (3), each of whom shall be knowledgeable in the subject matter hereof. The language of arbitration shall be English, and all documents shall be submitted in English or be accompanied by a certified English translation. The arbitrators will provide a written explanation to the Parties of any arbitration award. Any decision rendered by the arbitration panel shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such Party’s assets, and the Parties hereby irrevocably waive any objection to the jurisdiction of such courts based on any ground, including without limitation, improper venue or forum non conveniens. The Parties and the arbitration panel agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submission made by the Parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable Law or in connection with any action to enforce any arbitration award and to the extent not already in the public domain. Notwithstanding anything to the contrary herein, each party shall be entitled, at any time, without first resorting to the dispute resolution process set forth in Section 26 or the arbitration provisions set forth in this Section 27, to seek injunctive or other equitable relief from any court of competent jurisdiction, wherever such party deems appropriate, in order to preserve or enforce such party’s rights hereunder. The prevailing party, if a Party is so designated in the arbitration award, shall be entitled to recover from the other Party its costs and fees, including attorneys’ fees, associated with such arbitration.

29. CONSTRUCTION. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” (and variations thereof) will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to sections of this Agreement.

30. SEVERABILITY. If any provision(s) of this Agreement is adjudicated by a court of competent jurisdiction to be unlawful, unenforceable, invalid, and/or unconscionable, that provision(s) will be deemed restated in accordance with applicable Law, to reflect as nearly as possible the original intentions of the Parties, and the remainder of the Agreement will remain in full force and effect.

31. NO THIRD-PARTY BENEFICIARIES. The provisions hereof are solely for the benefit of the Parties, and are not intended to, and will not be construed to, confer a right or benefit on any creditor (in its capacity as such) of the Licensee or any other Person, except as provided in Section 9.

32. DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or delivered by electronic mail (a “pdf file”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, and without affecting the effectiveness of any previous execution thereof by facsimile or pdf file, each other party hereto or thereto will reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or pdf file to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or pdf file as a defense to the formation of a contract and each such party forever waives any such defense.

33. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument.

34. NO PRESUMPTION. With regard to each and every term and condition of this Agreement, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

35. EXPENSES. The Parties will each bear and pay their own costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

{signature page follows}

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the Effective Date.

IGT

By:	/s/ Renato Ascoli
Name: Renato Ascoli
Title: President

[Signature Page to GDDSA]

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the Effective Date.

DOUBLEUDIAMOND LLC

By:	/s/ Inkeuk Kim
Name: Inkeuk Kim
Title: President

EXHIBIT A

DEFINITIONS

(a) “Advertising Materials” means marketing, advertising or promotional materials publicized or to be publicized in any format, style or media, including television commercials, promotions, game trailers or demos, press releases or public statements, Internet or mobile advertising, web pages marketing, advertising, promoting and/or containing the title of or images from a Licensed Game.

(b) “Affiliate” means (i) with respect to Licensor, International Game Technology PLC and its controlled subsidiaries; and (ii) with respect to any other specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

(c) “Agreement” is defined in the preamble.

(d) “Annual Payment Shortfall Amount” is defined in Section 5(f)(ii).

(e) “Assignment Covenants” means the imposition on a permitted assignee hereunder of covenants and controls that will ensure that Licensor’s source code and other proprietary information derived therefrom are only available to employees of such assignee who (i) are identified to Licensor, (ii) are not engaged in the Real Money Slots Gaming Business of the assignee, (iii) sign a non-disclosure agreement with Licensor that, among other things, provides that such employees will not disclose any information related to Licensor’s source code and other proprietary information derived therefrom to the assignee or any of its affiliates and employees who do not sign such an agreement, and (iv) provide an annual certification of compliance with the non-disclosure statement referenced in clause (iii) of this definition.

(f) “Authorized Distributor” means any Third Party owner and operator of a Distribution Channel.

(g) “Business Day” means any day that is not a Saturday, a Sunday or another day on which banking institutions are required or authorized by Law to be closed in New York, New York.

(h) “Casino Games” means land based casino games made available for play on electronic gaming machines where the outcome is determined by a random number generator, including video poker games played on electronic gaming machines.

(i) “Casino Game Catalog” means Licensor’s comprehensive list of Casino Games at such time during the Term.

(j) “Claim” is defined in Section 9(b).

(k) “Competitor” is defined in Section 24.

(l) “Confidential Information” is defined in Section 8(a).

(m) “Consolidated Interest Expense” means the amount of interest, discount, acceptance and commitment fees, amounts under interest rate hedging contracts and the interest element of payments under finance leases payable by Licensee.

(n) “Core Term” is defined in Section 14(a).

(o) “Deposited Materials” is defined in Section 3(j)(i).

(p) “Disclosing Party” is defined in Section 8(a).

(q) “Dispute Notice” is defined in Section 26.

(r) “Distribution Channel” means any online sites or platforms, including those used in connection with affiliate programs and similar arrangements, for use in connection with the distribution of Social Online Games, including (i) those social platforms operated by Facebook, WeChat, Weibo and Renren, (ii) Apple App Store, Google Play Store, Amazon Appstore and Galaxy Apps, (iii) any successors to the foregoing social platforms and app stores and (iv) any online platforms pursuant to which Social Online Games are distributed.

(s) “Documentation” means documentation, manuals or instructions regarding a Licensed Game.

(t) “DDI” means DoubleDown Interactive, LLC.

(u) “Prior DDI Group Companies” means DDI, IGT Interactive C.V. and DoubleDown Interactive B.V.

(v) “DDI Intellectual Property” means all intellectual property as of the closing date of the Purchase Agreement owned by the Prior DDI Group Companies, or (ii) invented, created, or developed by or on behalf of the Prior DDI Group Companies for use in the Social Online Business in the case of (i) and (ii), including all Double Down Casino application software and Social Online Games owned by DDI prior to the closing date of the Purchase Agreement, other than the applicable Excluded IP Assets.

(w) “EBITDA” means the amount of the consolidated operating income of Licensee:

(i) plus depreciation, amortization and impairment loss; and

(ii) plus extraordinary and non-cash items of expense but only to the extent such items have been deducted in the determination of consolidated operating income; and

(iii) minus extraordinary and non-cash items of income but only to the extent such items have been included in consolidated operating income; and

(iv) minus amounts attributable to minority interests.

(x) “Effective Date” is defined in the preamble.

(y) “End User” means an individual (i) who obtained a Social Online Game distributed by any of the Prior DDI Group Companies or (ii) who obtains a Licensed Game for such individual’s own personal use and not for resale, rental or other commercial use.

(z) “End User Data” means all data and information relating to any End User in connection with such End User’s use of (i) a Licensed Game or (ii) a Social Online Game distributed by any of the Prior DDI Group Companies.

(aa) “End User License Agreement” means the terms governing use of the Licensed Games by Licensee’s or its Authorized Distributor’s End Users.

(bb) “Escrow Agent” is defined in Section 3(j)(i).

(cc) “Escrow Agreement” is defined in Section 3(j)(i).

(dd) “Excluded IP Assets” means (i) the specific computer hardware and personal property owned by DDI which has been used exclusively prior to April 17, 2017, to perform game porting and app hosting services (including the Licensor Server), (ii) the software implemented on Amazon Web Services or computer hardware that is exclusively associated with the game porting and app hosting functions, but not game or app functionality, including the Licensor Server, used by or for DDI to distribute Social Online Games as of April 17, 2017.

(ee) “Exclusive Term” means the period beginning on the Effective Date and ending on the Exclusivity Expiration Date.)

(ff) “Exclusivity Condition” means the condition that the average yearly License Fees paid by Licensee to Licensor over the immediately preceding three (3) consecutive year period is equal to or greater than [*************]

(gg) “Exclusivity Expiration Date” is defined in Section 4(c)(iii).

(hh) “Existing Game” means any Social Online Game that any of the Prior DDI Group Companies is distributing as of the Effective Date.

(ii) “Force Majeure Event” is defined in Section 16.

(jj) “Global Anti-Corruption Laws” refer to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other applicable laws and regulations by virtue of jurisdiction or conduct of business.

(kk) “Global Casino Test Bank Performance Program” is defined in Section 3(e).

(ll) “Governmental Authority” means any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(mm) “Government Official” means any official or employee of (i) a government at any level (national, state, provincial or local) and any branch (executive, legislative or judicial), (ii) a public or state-owned enterprise, (iii) a political party, (iv) a public international organization (such as an employee of the World Bank), and (v) any close family member (i.e., spouse, grandparent, parent, sibling, child or other relative who shares the same household) of any of the above individuals. Government Official also includes individuals running for political office and members of royal families.

(nn) “Gross Sales” means all revenue, royalties, fees or other consideration earned by Licensee or any of its Affiliates from the marketing, advertising, sale, distribution, license or commercial use or exploitation of any and all Licensed Games during their respective License Terms, no matter what the source, including microtransactions and advertising revenues.

(oo) “Improvement” means, with respect to a Licensed Game, any improvement, modification, change, derivative work (including any Sequel) or extension of or to such Licensed Game.

(pp) “Indemnified Parties” is defined in Section 9(b).

(qq) “Initial Core Term” is defined in Section 14(a).

(rr) “Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, trade names and trade dress, together with the goodwill associated exclusively therewith, (c) Internet domain names, (d) copyrights, including copyrights in computer software, (e) trade secrets and confidential information, (f) registrations and applications for registration of the foregoing, and (g) works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing

(ss) “Intellectual Property Rights” is defined in Section 7(a)(i).

(tt) “Interest Coverage Ratio” means the ratio of EBITDA to Net Interest Costs.

(uu) “Law” means any federal, state, local, foreign or supranational law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license, notice, guidance, guideline, treaty, ruling or permit or other requirements of any Governmental Authority having the force of law or any legal requirements arising under common law principles of law or equity.

(vv) “Leverage Ratio” means the ratio of Net Debt to EBITDA.

(ww) “License” means, with respect to a Licensed Game, one or more licenses in the Licensed Game.

(xx) “License Fees” is defined in Section 5(c).

(yy) “Licensed Games” means any of the following that are licensed by Licensor to Licensee: (i) the Social Online Games licensed by Licensor and distributed by any of the Prior DDI Group Companies as of the Effective Date, (ii) Roadmap Games, (iii) Selected Games; and (iv) any Sequel of any of the foregoing. Licensed Games shall include game assets, source code (but not source code for the Licensed Game’s game math), object code and applicable documentation for each game.

(zz) “Licensed Platforms” means the operating systems required to distribute an application on the Distribution Channels.

(aaa) “License Term” is defined in Section 4(d).

(bbb) “Licensee” is defined in the preamble.

(ccc) “Licensee Game” is defined in Section 4(i).

(ddd) “Licensee System” is defined in Section 11(d).

(eee) “Licensor Server” means the software implemented on Amazon Web Services that has been used to implement the remote gaming servers used by or for any of the Prior DDI Group Companies to distribute the game math for Social Online Games prior to the Effective Date.

(fff) “Loss” means any loss, damage, liability, claim, cost and expense, interest, award, judgment, settlement or penalty (including reasonable attorneys’ fees and expenses) suffered or incurred (excluding Losses to the extent they are solely non-cash accounting Losses, including book adjustments in the financial statements). For purposes of indemnification in this Agreement, Losses shall be net of any tax benefit actually realized in cash or by way of a current reduction in otherwise payable taxes by the indemnified party or its Affiliates in the taxable year in which such Loss was incurred or any prior taxable year.

(ggg) “Managed Services” means the hosting, technical and administrative services related to the operation of the Licensor Server on Licensee’s behalf during the Managed Services Term, as more fully described in Exhibit C.

(hhh) “Managed Service Fees” is defined in Section 5(b).

(iii) “Managed Services Term” means the period of time commencing on the Effective Date, or such other date as is mutually agreed upon by the Parties, and ending on such date as (i) there are no longer any Licensed Games that require the Licensor Server; or (ii) Licensee no longer elects to distribute any Licensed Games to End Users using the Licensor Server.

(jjj) “Minimum Guarantee” is defined in Section 5(d).

(kkk) “Net Debt” means the Total Debt of Licensee (excluding, for the avoidance of doubt, any accrued Consolidated Interest Expense of Licensee) minus the aggregate amount of cash and cash equivalent investments of Licensee.

(lll) “Net Interest Costs” means the amount of Consolidated Interest Expense of Licensee minus interest received and amounts received under interest rate hedging contracts by Licensee less capitalized up-front debt issuance costs recorded as interest expense of Licensee.

(mmm) “Net Sales” means Gross Sales, less only hosting fees and platform fees actually paid to or retained by Licensee’s Affiliates or Authorized Distributors. The deduction for the platform fees paid to or retained by Licensee’s Affiliates or Authorized Distributors shall not exceed [*******] (in the aggregate) of Gross Sales, and the deduction for the hosting fees paid to or retained by Licensee’s Affiliates or Authorized Distributors shall not exceed [*******] (in the aggregate) of Gross Sales, each without Licensor’s prior written consent; provided that Licensor shall consent to the deduction for the platform fees paid to or retained by Facebook, Apple App Store, Google Play or Amazon Appstore, even if they exceed [*******](in the aggregate) of Gross Sales.

(nnn) “Party” is defined in the preamble.

(ooo) “pdf file” is defined in Section 31.

(ppp) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(qqq) “PII” is defined in Section 11(d).

(rrr) “Port”, “Ports,” and “Porting” means either (i) the creation of a Social Online Game version of a Casino Game or (ii) the delivery of game assets, including encrypted math models, for a Casino Game to Licensee so that it may create a Social Online Game version of a Casino Game, in both cases for the purpose of making the Social Online Game version that closely represents the player experience of the underlying Casino Game available on Licensee’s Social Online Game environment.

(sss) “Porting Fee” is defined in Section 5(a).

(ttt) “Premium” is defined in Section 12(b).

(uuu) “Purchase Agreement” is defined in the recitals.

(vvv) “Real Money Slots Gaming Business” is defined in Section 4(i).

(www) “Receiving Party” is defined in Section 8(b).

(xxx) “Regulatory Development” is defined in Section 14(b).

(yyy) “Release Event” is defined in Section 3(j)(i).

(zzz) “Required Notices” means (i) “[Licensed Game] is a trademark of IGT and is used with permission”, (ii) “© [Release Date] IGT. All Rights Reserved. Licensed by IGT.” and (iii) such other notices as may be required by Licensor’s Third Party licensors, or as may be reasonably deemed necessary or appropriate by Licensor to protect Licensor’s rights in the applicable Licensed Game.

(aaaa) “Roadmap Game” means any Ported version of a Casino Game from the Casino Game Catalog that Licensee selects and Licensor agrees, in good faith, to Port for distribution as a Social Online Game in its written “roadmap” developed during the quarterly meetings held by the Parties in accordance with Section 3(i)(ii).

(bbbb) “RTP Percentage” is defined in Section 3(d).

(cccc) “Safeguards” is defined in Section 11(d).

(dddd) “Security Event” is defined in Section 11(d).

(eeee) “Selected Games” is defined in Section 3(b).

(ffff) “Seller” is defined in the recitals

(gggg) “Sequel” means a game, including any release, version or upgrade thereto, that continues the theme of, is a corollary to, or develops upon, an earlier theme.

(hhhh) “Social Gaming Business” means the interactive non-cash based, free-to-play (non-gambling and non-lottery) casino games business conducted by Prior DDI Group Companies, including marketing activities with respect thereto.

(iiii) “Social Online Game” means an online, interactive, non-cash based, free to play (non-gambling and non-lottery) version of a Casino Game. The virtual currency used in a Social Online Game may only be used for game play and the purchase of virtual goods incorporated into the Social Online Game. Social Online Games shall not include:

(i) Any game (whether casino, skill, sports or otherwise) that involves gambling or wagering of cash, tangible goods or other consideration or where the virtual currency can be sold, bartered or transferred to a Third Party, or used to acquire any other goods, services or any item of value other than additional use of the game;

(ii) Any video game or application distributed on physical media of any kind, whether in the form of cartridges, DVDs, electronic handheld games (e.g., cartridge, disc based handheld devices that are capable of “swapping” different games that are not built into the handheld device itself), including, but not limited to, plug-n-play games, travel size electronic games and LCD, table top and arcade games; and

(iii) Any print pack software application, including, but not limited to, original equipment manufacturer (OEM) bundles.

For the avoidance of doubt, Social Online Game includes all games and game types distributed by or on behalf of DDI prior to the Effective Date of this Agreement.

(jjjj) “Source Code” is defined in Section 3(j)(i).

(kkkk) “Term” is defined in Section 14(b).

(llll) “Tested Licensee Affiliate” means The8Games Co., Ltd., a joint stock company organized and existing under the laws of the Republic of Korea.

(mmmm) “Third Party” means any Person other than a Party or any of its Affiliates.

(nnnn) “Third Party Licensed Games” means Licensed Games whose titles and game themes incorporate Third Party brands and themes (e.g., Wheel of Fortune, Ellen, etc.).

(oooo) “Third Party Material” means any material, including trademarks, licensed from Third Parties.

(pppp) “Tier 1,” “Tier 2” and “Tier 3” are defined in Section 3(e).

(qqqq) “Total Debt” means any indebtedness of Licensee for or with respect to (without double counting):

(i) monies borrowed;

(ii) any amount raised by acceptance under any acceptance credit facility;

(iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(vii) any amount of any liability under an advance or deferred purchase contract if (A) one of the primary reasons for entering into such contract is to raise cash or (B) such contract is for the supply of goods or services and payment is due more than one hundred and fifty (150) days after the date of supply;

(viii) any amount raised under any other transaction (including any forward sale or purchase contract) having the commercial effect of a borrowing; and

(ix) the amount of any liability in respect of any guarantee for any of the items referred to in clauses (i) through (viii) above.

“Unauthorized Use” is defined in Section 11(d).